UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MASIMO CORPORATION
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Notice of 2015 Annual Meeting
of Stockholders and Proxy Statement

June 2, 2015 at 2:00 p.m. Pacific Time
40 Parker, Irvine, California 92618

MASIMO CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, June 2, 2015
2:00 p.m., Pacific Time
40 Parker, Irvine, CA 92618
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Masimo Corporation, a Delaware corporation (the “Company”), or any adjournment or postponement thereof. The meeting will be held on Tuesday, June 2, 2015, at 2:00 p.m. Pacific Time at the principal executive offices of the Company at 40 Parker, Irvine, California 92618, for the following purposes:

1.	To elect the following nominee as a Class II director to serve until our 2018 Annual Meeting of Stockholders: Mr. Joe Kiani;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending January 2, 2016;

3.	To vote on an advisory resolution to approve named executive officer compensation; and

4.	To conduct any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 15, 2015. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. This notice is being mailed to all stockholders of record entitled to vote at the Annual Meeting on or about May 5, 2015.

By Order of the Board of Directors

Chairman & Chief Executive Officer
Irvine, California
May 4, 2015
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date and sign and return the enclosed proxy or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you choose to submit your proxy by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Masimo Corporation (sometimes referred to as “we”, “Masimo” or the “Company”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or submit your proxy through the Internet or by telephone according to the instructions contained in the enclosed proxy card.
We intend to mail this Proxy Statement and the accompanying proxy card on or about May 5, 2015 to all stockholders of record entitled to vote at the Annual Meeting.
When and where will the Annual Meeting be held?
The Annual Meeting will be held on June 2, 2015, at 2:00 p.m. Pacific Time at our offices located at 40 Parker, Irvine, California 92618. Directions are set forth on the back of this Proxy Statement.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 15, 2015 will be entitled to vote at the Annual Meeting. At the close of business on this record date, there were 52,255,822 shares of common stock outstanding and entitled to vote and no shares of preferred stock outstanding or entitled to vote. The holders of common stock will have one vote for each share of common stock they owned as of the close of business on April 15, 2015.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on April 15, 2015, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are the stockholder of record for these shares. As a stockholder of record, you may vote either in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete and return the enclosed proxy card or submit your proxy through the Internet or by telephone by following the instructions provided in the proxy card to ensure that your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If at the close of business on April 15, 2015, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Certain of these institutions offer the ability to direct your agent how to vote through the Internet or by telephone. You are also invited to attend the Annual Meeting. However, because you are not the

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stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent considered the stockholder of record of the shares.
What am I voting on?
There are three matters scheduled for a vote at the Annual Meeting:

•	To elect the Class II nominee for director to serve until our 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

•	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending January 2, 2016; and

•	To vote on an advisory resolution to approve named executive officer compensation.
Will there be any other items of business on the agenda?
Aside from the election of the Class II director, ratification of the selection of our independent registered public accounting firm, and the advisory vote to approve the compensation of our named executive officers, the Board knows of no matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.
What is the Masimo Board’s voting recommendation?
Masimo’s Board recommends that you vote your shares:

•	“For” the nominee to the Board;

•	“For” the ratification of the selection of Grant Thornton LLP as Masimo’s independent registered public accounting firm; and

•	“For” the approval of our named executive officer compensation.
How do I vote?
For each proposal, you may vote “For” or “Against” or abstain from voting. The procedures for voting are described below, based upon your form of ownership.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.

•	To vote by proxy on the internet, go to www.investorvote.com/MASI and follow the instructions set forth on the internet site.

•
To vote by proxy over the telephone, dial the toll-free telephone number listed on your proxy card under the heading “vote by telephone” using a touch-tone telephone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:00 p.m. Pacific Time on May 31, 2015, to be counted.

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We provide internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet and telephone access, such as usage charges from internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Masimo. To ensure that your vote is counted, simply complete and mail the proxy card or, if provided by your agent, follow the instructions for submitting your proxy through the Internet or by telephone. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent in whose name the shares are registered. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.
How do I vote my Masimo shares held through the Masimo Retirement Savings Plan?
If you hold shares of Masimo common stock through the Masimo Retirement Savings Plan (the “Savings Plan”) as of the record date, your proxy will also serve as a voting instruction for Principal Financial Group (“Principal”), which serves as the administrator of the Savings Plan, with respect to shares of Masimo common stock that you hold through the Savings Plan. You should sign the proxy card and return it in the enclosed envelope, or you may submit your proxy over the internet or by telephone by following the instructions on the enclosed proxy card. We will notify Principal of the manner in which you have directed your Savings Plan shares to be voted. Principal will vote your Savings Plan shares as of the record date in the manner that you direct. If we do not receive voting instructions from you by 11:00 p.m. Pacific Time on May 31, 2015, Principal will vote your Savings Plan shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other Savings Plan participants have been received by Principal.
How many votes do I have?
On each matter to be voted upon, holders of common stock will have one vote for each share of common stock they owned as of the close of business on April 15, 2015, the record date for the Annual Meeting.
Will my vote be kept confidential?
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Who is paying for this proxy solicitation?
We will bear the cost of soliciting proxies for the Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding shares of Masimo common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we will reimburse them for their reasonable expenses in doing so. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. We may also decide to engage an outside proxy solicitor to assist us in these efforts. No additional compensation will be paid to directors, officers or other regular employees for such services.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

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Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed and executed proxy card with a later date;

•	You may submit a new proxy through the internet or by telephone (1-800-652-VOTE) (your latest internet or telephone instructions submitted prior to the deadline will be followed);

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618; or

•	You may attend the Annual Meeting and vote in person. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the voting instructions from that organization included with these proxy materials, or contact that organization to determine how you may revoke your proxy.
Votes will be counted by the inspector of election appointed for the Annual Meeting.
How are my shares voted if I give no specific instruction?
We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

•	“For” the election of the Class II director nominee;

•	“For” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016; and

•	“For” the approval of our named executive officer compensation.
This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.
If your shares are held in street name, see “What is a broker non-vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.
What is a broker non-vote?
Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Only the ratification of auditors is considered a discretionary matter at the Annual Meeting under these rules. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote”.

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What are the voting requirements that apply to the proposals discussed in this Proxy Statement?

Proposals	Vote Required	Discretionary Voting Allowed?
1. Election of Director	Majority Cast	No
2. Ratification of Auditors	Majority Cast	Yes
3. Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority Cast	No
A “majority cast”, with regard to the election of directors, means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election. A “majority cast”, with regard to the ratification of auditors and the advisory vote to approve our named executive compensation, means the number of votes cast “for” the proposal must exceed the number of votes cast “against” such proposal.
“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares at its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted above, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes”.
Although the vote on Proposal No. 3 is advisory and non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of stockholder engagement, will consider the results in making future decisions concerning executive compensation.
What is the effect of abstentions and broker non-votes?
Abstentions: Under Delaware law (under which Masimo is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Our Bylaws provide that stockholder actions (other than the election of directors) shall be determined by a majority of the votes cast affirmatively or negatively. Therefore, abstentions will have no effect on Proposal No. 1—Election of Director; Proposal No. 2—Ratification of Auditors or Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.
Broker Non-Votes: As a result of a change in rules related to discretionary voting and broker non-votes, banks, brokers, and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on named executive officer compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposa1 No. 1—Election of Director and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors or the advisory vote related to the approval of our executive compensation program, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016 should be considered a non-discretionary matter. Therefore, your bank, broker, or other such holder will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

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What happens if an incumbent director nominee does not receive a majority of the votes cast for his reelection?
Our Bylaws require that if an incumbent director nominee does not receive a majority of the votes cast for his reelection, such incumbent nominee is to promptly tender his resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented by votes at the Annual Meeting or by proxy. At the close of business on April 15, 2015, the record date for the Annual Meeting, there were 52,255,822 shares of common stock outstanding. Thus, a total of 52,255,822 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 26,127,912 votes must be represented at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.
Who will count the votes?
The votes will be counted, tabulated and certified by Computershare Trust Company, N.A., Masimo’s transfer agent and registrar for the Company’s common stock.
I also have received a copy of Masimo Corporation’s Annual Report on Form 10-K. Is that a part of the proxy materials?
Our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, as filed with the SEC on February 17, 2015, accompanies this Proxy Statement. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.
How can I find out the results of the voting at the Annual Meeting?
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

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When are stockholder proposals due for next year’s annual meeting of stockholders?
We expect to hold our 2016 annual meeting of stockholders on or about April 20, 2016. Stockholders may submit proposals on matters appropriate for stockholder action at the 2016 annual meeting of the Company’s stockholders (“2016 Annual Meeting of Stockholders”) consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in proxy materials for our 2016 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing no later than November 25, 2015 to our Corporate Secretary at 52 Discovery, Irvine, California 92618. If you wish to submit a proposal that is not to be included in the proxy materials for our 2016 Annual Meeting of Stockholders, your proposal generally must be submitted in writing to the same address no later than January 21, 2016, but no earlier than December 22, 2015. Please review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals. You may view our Bylaws by visiting the SEC’s Internet website at www.sec.gov.

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EXECUTIVE OFFICERS
Our executive officers are appointed by and serve at the discretion of our Board. Our executive officers, their ages, respective positions and biographies as of March 20, 2015 are listed below:

Name	Age(1)	Position(s)
Joe Kiani	50	Chief Executive Officer & Chairman of the Board
Mark de Raad	55	Executive Vice President, Finance & Chief Financial Officer
Jon Coleman	51	President, Worldwide Sales, Professional Services & Medical Affairs
Rick Fishel	57	President, Worldwide OEM Business & Blood Management
Paul Jansen	44	Executive Vice President, Business Development
Yongsam Lee	50	Executive Vice President, Chief Information Officer
Tom McClenahan	42	Executive Vice President, General Counsel & Corporate Secretary
Anand Sampath	48	Chief Operating Officer
___________
 (1)    As of March 20, 2015.
Joe Kiani is the founder of Masimo and has served as Chief Executive Officer & Chairman of the Board since our inception in 1989. He is an inventor on more than 50 patents related to signal processing, sensors and patient monitoring, including patents for the invention of measure-through motion and low-perfusion pulse oximetry. From 1998 to March 2013, Mr. Kiani served on the Board of Directors of Saba Software, Inc., a publicly-traded software company focused on human capital development and management solutions. Mr. Kiani holds a B.S.E.E. and an M.S.E.E. from San Diego State University. As Masimo’s founder, Chief Executive Officer and Chairman of the Board since our formation in 1989, Mr. Kiani has the deepest understanding of Masimo, our history, our culture and our technology. He has broad experience in a wide range of functional areas, including strategic planning, strategic investments, engineering and development, and legal and governmental affairs. Mr. Kiani is critical to the Company’s continued development and growth. He also brings to the Board his experience in serving as the Chairman of a non-profit organization.
Mark de Raad has served as our Executive Vice President, Finance & Chief Financial Officer since June 2006 and as our Corporate Secretary from December 2009 through August 2014. From November 2002 through May 2006, Mr. de Raad served as Vice President, Chief Financial Officer and Secretary for Avamar Technologies, Inc., a start-up enterprise software development company. He served as Chief Financial Officer, Quantum Storage Solutions Group, a division of Quantum Corporation from June 2001 through November 2002. From September 1997 through June 2001, Mr. de Raad was Vice President, Finance and Chief Financial Officer for ATL Products, Inc., a manufacturer of automated tape libraries. Mr. de Raad is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from the University of Santa Clara.
Jon Coleman has served as our President, Worldwide Sales, Professional Services & Medical Affairs since February 2011, and was our President, International from August 2008 to February 2011. From October 2007 to August 2008, Mr. Coleman was President and Chief Executive Officer of You Take Control, Inc., a healthcare information technology start-up company. He served as General Manager, Americas of Targus Group International, a supplier of mobile computing cases and accessories, from March 2006 to February 2007. From March 1994 to February 2006, he held progressive leadership positions with Pfizer, Inc., most recently Vice President and General Manager, Canada & Caribbean Region. Mr. Coleman holds a M.B.A. from Harvard Business School, and a B.A. in International Relations from Brigham Young University.
Rick Fishel has served as President, Worldwide OEM Business & Blood Management since January 2015 and was President, Worldwide OEM Business and Corporate Development from February 2011 to January 2015. From February 2009 to February 2011, he was our President, Americas and Worldwide OEM Business, and was President of Masimo Americas from June 2004 to February 2009. From January 2003 to June 2004, Mr. Fishel was Regional Vice President of Sales for the Information Solutions segment of the McKesson Corporation, a provider of supply, information and care management products and services. From January 2001 to January 2003, he served as

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National Vice President of Sales for the Consulting Services division of GE Medical Systems, Inc., a provider of medical technology and productivity solutions. Mr. Fishel holds a B.S. in Marketing from Arizona State University.
Paul Jansen has served as our Executive Vice President, Business Development since January 2015, as our Executive Vice President, Marketing from April 2008 to January 2015, and was our Vice President of Marketing from January 2008 to April 2008. From August 1997 through December 2007, he held progressive positions with CardioDynamics, a cardiac monitoring and diagnostic company, last serving as Vice President, Marketing & Clinical Development. Mr. Jansen holds a B.S. in Planning from Iowa State University and an M.B.A. from Arizona State University.
Yongsam Lee has served as our Chief Information Officer since August 2014. From March 1996 to October 2001 and from April 2002 to August 2014, Mr. Lee held various positions with us, including Vice President, IT, Chief Information Officer, Executive Vice President, Operations, Executive Vice President, Regulatory Affairs & Chief Information Officer. From October 2001 to April 2002, he served as Director of IT at SMC Networks, Inc., a provider of networking solutions. Mr. Lee holds a B.S. in Applied Physics from the University of California, Irvine.
Tom McClenahan has served as our Executive Vice President & General Counsel since April 2013 and as our Corporate Secretary since August 2014. From April 2011 to April 2013, Mr. McClenahan was our Vice President and Assistant General Counsel. From November 2002 to April 2011, he was an associate and then principal with the law firm of Fish & Richardson. From September 1999 to November 2002, he was an associate with the law firm of Knobbe, Martens, Olson & Bear. Mr. McClenahan holds a B.S. in Mechanical Engineering from Iowa State University and a J.D. from the University of Minnesota Law School.
Anand Sampath has served as our Chief Operating Officer since August 2014. Prior to that, he served as Executive Vice President, Engineering since March 2007. He is an inventor on more than four patents relating to patient monitoring, wireless networks and communications. From April 2006 to March 2007, Mr. Sampath was our Director of Systems Engineering. From October 1995 to March 2006, he held various positions, including Program Manager, Engineering Manager and Distinguished Member of Technical Staff, at Motorola, Inc. Mr. Sampath holds a B.S. in Engineering from Bangalore University.
There are no family relationships between or among any of our executive officers or directors, except that Mr. McClenahan and Mr. Jansen are brothers-in-law.

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BOARD OF DIRECTORS
Our Board presently has six members and is divided into three classes, designated Class I, Class II and Class III. Each class currently consists of two directors and has a three-year term. Class I, Class II and Class III directors currently have a remaining term of office until the 2017, 2015 and 2016 Annual Meeting of Stockholders, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office (even though the remaining directors may constitute less than a quorum). A director elected by our Board to fill a vacancy in a Class, including a vacancy created by an increase in the number of directors, will serve for the remainder of the full term of that Class and until the director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.
The names of our current directors, their ages, director class and biographies as of March 20, 2015 are listed below. There are no family relationships between or among any of our directors.

Name	Age(1)	Director Class	Position(s)
Joe Kiani(2)	50	Class II	Chief Executive Officer & Chairman of the Board
Steve J. Barker, M.D, Ph.D.	70	Class I	Director
Robert Coleman, Ph.D.(3)	69	Class II	Director
Sanford Fitch	74	Class I	Director
Jack Lasersohn	62	Class III	Director
Craig Reynolds	66	Class III	Director
___________

(1)	As of March 20, 2015.

(2)	Please see “Executive Officers” on page 8 of this Proxy Statement for Mr. Kiani’s biography.

(3)	Dr. Coleman’s service on the Board will cease when his current term expires at the 2015 Annual Meeting of Stockholders on June 2, 2015.
Steven J. Barker, M.D., Ph.D., has served as a member of our Board since October 2005 and has also served as our acting Chief Medical Officer since July 2013. Dr. Barker has also served as Professor Emeritus of Anesthesiology at the University of Arizona College of Medicine since July 2013. Prior to that, from October 1995 to July 2013, Dr. Barker served as Professor and Head of Anesthesiology, University of Arizona College of Medicine. From August 1990 to October 1995, Dr. Barker served as Chairman of Anesthesiology at the University of California, Irvine. He also holds a joint appointment as Professor of Mechanical and Aerospace Engineering at the University of California, Irvine. Dr. Barker is an oral examiner for the American Board of Anesthesiology, and is the Section Editor for Technology, Computing, and Simulation in the Journal of Anesthesia and Analgesia. He holds a B.S. in Physics from Harvey Mudd College, an M.S. and a Ph.D. in Mechanical Engineering from the California Institute of Technology and an M.D. from the University of Miami. Our Nominating, Compliance and Corporate Governance Committee believes Dr. Barker’s academic and medical background, as well as his in-depth knowledge of the healthcare industry and hospital operations, academic administration and managed care industry, provide him with a critical perspective regarding Masimo’s products, technologies and prospects. His medical background, including his expertise in anesthesiology, is particularly relevant to Masimo when the Company evaluates its products and technologies. In addition, Dr. Barker is able to provide us with the unique perspective of a physician.
Sanford Fitch, has served as a member of our Board since November 2006. Mr. Fitch has served as a director, Audit Committee Chairman and member of the Compensation Committee of Iridex Corp., a public company that designs, develops, manufactures and sells medical laser systems since 2004. Mr. Fitch served as a director and Audit Committee Chairman of FoxHollow Technologies, Inc., a public company that designed, developed, manufactured and sold medical devices, from June 2004 until October 2007. He also served as a director and Audit Committee Chairman of Conceptus, Inc., a public medical device company, from December 1994 until April 2004. Mr. Fitch was Chief Financial Officer and Senior Vice President of Operations of Conceptus, Inc. from December 1994 through October 1998. Mr. Fitch also served as Chief Financial Officer of several start-up

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technology companies from 1998 until 2002. From December 1990 to January 1994, Mr. Fitch served as Chief Financial Officer of SanDisk Corp., a manufacturer of flash memory devices. From 1983 through 1989, Mr. Fitch was the Chief Financial Officer of Komag Inc., a manufacturer of rigid thin film media for the disk drive industry. Mr. Fitch holds a B.S. in Chemistry and an M.B.A. from Stanford University. Our Nominating, Compliance and Corporate Governance Committee finds Mr. Fitch’s financial background to be extremely helpful to the Board and suited to his role as Chairperson of our Audit Committee. Mr. Fitch brings to us previous experience as a Chief Financial Officer for multiple companies over his long career, and as audit committee chairperson of public companies, which uniquely qualifies him to serve as our Audit Committee Chairperson. In addition to his leadership and management skills, Mr. Fitch has considerable financial, auditing, risk management and corporate governance experience and he is an audit committee financial expert under the rules of the SEC, all of which enable him to make valuable contributions to the Board,the Audit Committee and the Compensation Committee.
Jack Lasersohn, has served as a member of our Board since January 1995. Mr. Lasersohn has been a general partner, or a principal of the general partner, of The Vertical Group, L.P., a private venture capital firm that is focused on the fields of medical technology and biotechnology. He has over 30 years of experience in health care venture capital investments. Prior to joining The Vertical Group’s predecessor, F. Eberstadt, in 1981, Mr. Lasersohn was a corporate attorney with Cravath, Swaine & Moore LLP. Mr. Lasersohn has served on the Board of OncoMed Pharmaceuticals, Inc., a publicly-traded clinical development-stage biopharmaceutical company, since July 2005. He has also previously served on the Boards of over twenty five public and private medical device and biotechnology companies, including Cercacor Laboratories, Inc. from April 1995 to April 2015. Mr. Lasersohn is the past Chairman of the Medical Industry Group of the National Venture Capital Association (“NVCA”) and previously served on the Executive Committee of the Board of Directors of the NVCA. Mr. Lasersohn has also served, by appointment, on various committees advising the FDA and Medicare. He holds a B.S. in Physics from Tufts University, an M.A. from The Fletcher School of Law and Diplomacy, and a J.D. from Yale Law School. The totality of his professional experience, which has provided him with extensive expertise in medical device, biotechnology and other life sciences companies, has provided Mr. Lasersohn with the background and experience of board processes, function, compensation practices and oversight of management, which is valuable to the Board and the Compensation Committee. Mr. Lasersohn also brings to the Board his experience in serving on the boards of directors and key committees of other public companies throughout his career, including a number of life sciences companies, which is important during Board discussions regarding our strategy and business operations.
Craig Reynolds, has served as a member of our Board since April 2014. Mr. Reynolds has served as a director of Symmetry Medical, Inc. since January 4, 2008, and is currently Chairman of the Board of Symmetry Medical, Inc. He is currently Chief Executive Officer and a director of Cereve, Inc., a medical company engaged in resolving insomnia issues. Prior to joining Cereve, Mr. Reynolds served as chief operating officer of Philips-Respironics Home Health Solutions (“Philips-Respironics”), a subsidiary of Philips, from 2008 to 2010. Prior to Philips-Respironics, Mr. Reynolds was the chief operating officer and a board member of Respironics, Inc., a company that develops, manufactures and markets medical devices worldwide, from 1998 to 2008. From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc., a medical device company, serving for five years as chief executive officer and director. From 1981 through 1992, Mr. Reynolds was with Healthdyne, Inc.in the positions of Executive VP (1981 to 1983), president of Healthdyne Cardiovascular Division (1984 to 1985) and president of Healthdyne Homecare Division (1986 to 1992). Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Reynolds’ experience with other medical device companies allow him to provide additional insight to the Board on strategy decisions as well as make valuable contributions to the Audit, Compensation and Nominating, Compliance and Corporate Governance Committees.

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CORPORATE GOVERNANCE AND BOARD MATTERS
This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Business Conduct and Ethics described below may be viewed on our Internet website at http://ir.masimo.com under “Corporate Governance”. Alternately, you can request a copy of any of these documents free of charge by writing to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to ensure that our Board will have the necessary authority and practices in place to exercise its duties and responsibilities, review and evaluate our business operations as needed, to make decisions that are independent of our management and to serve the best interests of Masimo and our stockholders. These Corporate Governance Guidelines provide a framework for the conduct of the Board’s business, and provide that:

•	it is our policy that except in unusual circumstances, the positions of the Chairman of our Board and our Chief Executive Officer be held by the same person;

•	ordinarily, directors should not serve on more than four boards of publicly-traded companies, including our Board;

•	we encourage outside directors to purchase and own shares of our common stock; and

•	our Board does not endorse term limits on directors.
The Corporate Governance Guidelines also set forth the practices our Board will follow with respect to Board composition and selection, Board meetings and Board committees, Chief Executive Officer performance evaluation and compensation. Our Board adopted the Corporate Governance Guidelines to, among other things, reflect changes to the NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002, as amended.
Independence of the Board of Directors
Our Board has the responsibility for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. As required under the marketplace rules of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by our Board. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in applicable NASDAQ rules, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Masimo, our senior management and our independent registered public accounting firm, our Board has determined that all of our directors other than Mr. Kiani and Dr. Barker are independent, as defined in NASDAQ Listing Rule 5605(a)(2).
Board Leadership Structure
Our Board believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director who is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which is essential to effective governance. The Company has no lead independent director.

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Board’s Role in Risk Oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks and our Nominating, Compliance and Corporate Governance Committee oversees management of risks associated with environmental, health, safety and other non-financial concerns and manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is informed about such risks by the committees.
Meetings and Executive Sessions
Our Board meets on a regular basis throughout the year to review significant developments affecting the Company and to act upon matters requiring its approval. Our Board also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. During fiscal year 2014, our Board met eight times and acted by unanimous written consent twice. None of our directors attended fewer than 75% of the total number of meetings held by the Board and the committees (on which and for the period during which the director served) during fiscal year 2014.
As required under applicable NASDAQ listing standards, our independent directors periodically meet in executive session at which only they are present.
Policy Regarding Board Member Attendance at Annual Meetings
It is the policy of our Board to invite directors and nominees for director to attend annual meetings of our stockholders. We held one annual meeting of stockholders in fiscal year 2014. Mr. Kiani and Dr. Barker attended the meeting.
Information Regarding Board Committees
Our Board has established a standing Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All three committees operate under a written charter adopted by our Board, each of which is available on our internet website at http://ir.masimo.com under “Corporate Governance”. The following table provides membership and meeting information for fiscal year 2014 for the Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee.

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Name	Audit		Compensation		Nominating, Compliance and Corporate Governance
Employee Director:
Joe Kiani	—		—		—
Non-Employee Directors:
Steven J. Barker, Ph.D., M.D.(2)	—		—		—
Edward L. Cahill(3)	X		—		X
Robert Coleman, Ph.D.	X		X	(1)	X
Sanford Fitch(4)	X	(1)	X	(4)	—
Jack Lasersohn	—		X		X	(1)(5)
Craig Reynolds(6)	X		X
Total meetings in fiscal year 2014	4		9		6
___________

(1)	Committee Chairperson.

(2)	Dr. Barker has provided consulting services to Masimo since July 2013 and also served as our interim Chief Medical Officer from July 2013 to March 2015.

(3)	Effective August 5, 2014, Mr. Cahill resigned from our Board, at which time he also resigned from the Audit Committee and the Nominating, Compliance and Corporate Governance Committee.

(4)	Mr. Fitch was appointed to the Compensation Committee on February 26, 2015.

(5)	Mr. Lasersohn served on the Nominating, Compliance and Corporate Governance Committee, and as its Chairperson, until March 20, 2015.

(6)
Mr. Reynolds was appointed to our Board effective April 3, 2014, at which time he also joined the Audit Committee and the Compensation Committee. Mr. Reynolds was appointed as a member and the Chairman of the Nominating, Compliance and Corporate Governance Committee on March 20, 2015.

Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is currently comprised of Dr. Coleman, Mr. Fitch and Mr. Reynolds. Mr. Fitch serves as the Chairperson of the Audit Committee. The functions of this Committee include, among others:

•	evaluating our independent registered public accounting firm’s qualifications, independence and performance as our independent registered public accounting firm;

•	determining the engagement of our independent registered public accounting firm;

•	approving the retention of our independent registered public accounting firm to perform any proposed audit and permissible non-audit services;

•	discussing with our management and our independent registered public accounting firm the design, implementation and effectiveness of our internal controls;

•	establishing and overseeing the processes and procedures for the receipt and treatment of any complaints regarding accounting, internal controls or audit matters;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates;

•	discussing with our management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements; and

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•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.
Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our internet website at http://ir.masimo.com under “Corporate Governance”.
Under the applicable rules and regulations of NASDAQ, each member of a company’s audit committee must be considered independent in accordance with NASDAQ Listing Rule 5605(c)(2)(A)(i) and (ii) and Rule 10A-3(b)(1) under the Exchange Act. Our Board reviews the NASDAQ listing rules and standards and Exchange Act definitions of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(c)(2)(A)(i) and (ii)). Our Board has determined that all members of our Audit Committee also meet the requirements for financial literacy under the NASDAQ Listing Rules.
Our Board has determined that Mr. Fitch, the Chairperson of our Audit Committee, is an audit committee financial expert, as defined under applicable SEC rules, and that Mr. Fitch meets the background and financial sophistication requirements under NASDAQ Listing Rule 5605(c)(2)(A). In making this determination, the Board made a qualitative assessment of Mr. Fitch’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.
Compensation Committee
Our Compensation Committee is currently comprised of Dr. Coleman, Mr. Lasersohn, Mr. Reynolds and, effective as of February 26, 2015, Mr. Fitch. Dr. Coleman currently serves as the Chairperson of our Compensation Committee. The functions of this committee include, among others:

•	reviewing and approving our general compensation strategy;

•	establishing annual and long-term performance goals for our executive officers;

•	conducting and reviewing with the Board an annual evaluation of the performance of our executive officers;

•	considering the competitiveness of the compensation of our executive officers;

•
reviewing and approving all salaries, bonuses, equity awards, perquisites, post-service arrangements, and other compensation and benefit plans for our Chief Executive Officer and all other executive officers;

•
reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change in control agreements and other material agreements between us, on the one hand, and any of our executive officers, on the other;

•
acting as the administering committee of our Board for our stock and bonus plans and for any equity or cash compensation arrangements, including establishing performance metrics, determining bonus payouts and granting equity awards to employees and executive officers;

•	providing oversight for our overall compensation plans and benefit programs;

•	reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for the non-employee members of our Board;

•	reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure and the related tabular presentations regarding named executive officer compensation;

•	overseeing risks and exposures associated with executive compensation programs and arrangements, including incentive plans; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

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Our Board has adopted a written charter of the Compensation Committee that is available to stockholders on our internet website at http://ir.masimo.com under “Corporate Governance”. Our Board has determined that all members of our Compensation Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(a)(2)). The Compensation Committee meets from time to time during the year. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and other representatives of senior management and human resources as necessary. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. The Compensation Committee has the authority, in its sole discretion, to retain and terminate (or obtain the advice of) any adviser to assist it in the performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence from management specified in NASDAQ Listing Rule 5605(d)(3). The Compensation Committee will be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Compensation Committee, and will have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention.
The Compensation Committee is authorized to retain the services of independent advisers to assist it in carrying out its responsibilities. Since September 2012, Frederic W. Cook & Co., Inc. (“FW Cook”) has provided compensation consulting services to assist management and the Compensation Committee in assessing and determining competitive compensation packages. FW Cook is independent from Masimo and has received compensation from Masimo only for services provided to the Compensation Committee. For more information regarding the Compensation Committee’s engagement of FW Cook, see “Executive Compensation—Compensation Discussion and Analysis” below.
The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. The annual performance of our executive officers is considered by the Compensation Committee when making decisions on setting base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business going forward.
The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2014 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Nominating, Compliance and Corporate Governance Committee
Our Nominating, Compliance and Corporate Governance Committee is currently comprised of Dr. Coleman and effective as of March 20, 2015, Mr. Reynolds. Mr. Reynolds currently serves as the Chairperson of our Nominating, Compliance and Corporate Governance Committee. The functions of this committee include, among others:

•
evaluating the composition, size, organization and governance of our Board and its committees, making recommendations to our Board about the appointment of directors to committees of our Board and recommend the selection of chairs of these committees to the Board;

•	reviewing and recommending to our Board director independence determinations made with respect to continuing and prospective directors;

•	developing and recommending to our Board policies for considering director nominees for election to the Board;

•	evaluating and recommending candidates for election to the Board consistent with criteria approved by our Board;

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•	overseeing our Board’s performance and annual self-evaluation process and evaluate the participation of members of the Board in continuing education activities in accordance with NASDAQ rules;

•	overseeing corporate governance;

•	overseeing our corporate compliance programs; and

•
reviewing and evaluating, at least annually, the performance of the Nominating, Compliance and Corporate Governance Committee and its members, including compliance of the Nominating, Compliance and Corporate Governance Committee with its charter.

Our Board has adopted a written charter of the Nominating, Compliance and Corporate Governance Committee that is available to stockholders on our internet website at http://ir.masimo.com under “Corporate Governance”. Our Board has determined that all members of our Nominating, Compliance and Corporate Governance Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(a)(2)). The Nominating, Compliance and Corporate Governance Committee meets from time to time as it deems appropriate or necessary.
Consideration of Director Nominees
Director Qualifications
There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating, Compliance and Corporate Governance Committee may consider a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:

•	the highest ethical standards and integrity and a strong personal reputation;

•	a background that provides experience and achievement in business, finance, biotechnology or other activities relevant to our business and activities;

•	a willingness to act on and be accountable for Board and, as applicable, committee decisions;

•	an ability to provide reasoned, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;

•	an ability to work effectively and collegially with other individuals;

•	loyalty and commitment to driving our success and increasing long-term value for our stockholders;

•	sufficient time to devote to Board and, as applicable, committee membership and matters; and

•	the independence requirements imposed by the SEC and NASDAQ.
The Nominating, Compliance and Corporate Governance Committee retains the right to modify these criteria from time to time.
Security Holder Nominations
The Nominating, Compliance and Corporate Governance Committee will consider director candidates recommended by our stockholders of record. The Nominating, Compliance and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether a candidate was recommended by a stockholder of record or not. We expect to hold our 2016 Annual Meeting of Stockholders on or about April 20, 2016. Stockholders of record who wish to recommend individuals for consideration by the Nominating, Compliance and Corporate Governance Committee to become nominees for election to the Board at the 2016 annual meeting of stockholders must do so by delivering a written recommendation to the Nominating, Compliance and Corporate Governance Committee, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, Attn: Corporate Secretary, no later than the close of business on January 21,

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2016, and no earlier than December 22, 2015, unless the meeting date is more than 30 days before or after April 20, 2016, in which case the written recommendation must be received by our Corporate Secretary no later than the close of business on the later of (i) the 90th day before the 2016 Annual Meeting of Stockholders or (ii) the 10th day following the day on which we first publicly announce the date of the 2016 Annual Meeting of Stockholders . Each written recommendation must set forth, among other information:

•	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•
the class, series and number of shares of Masimo, and any convertible securities of Masimo, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•
any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder of record and any beneficial owner on whose behalf the nomination is being made has the right to vote any of Masimo’s voting securities;

•	any “short” interest in Masimo’s securities held by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the proposed director candidate’s full legal name, age, business address and residential address;

•
complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	a description of the proposed candidate’s qualifications as a director;

•	the class and number of shares of Masimo that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and

•
any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

Director candidate nominations from stockholders must include the written consent of each proposed nominee to serve as director if so elected. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the Corporate Secretary will provide the foregoing information to the Nominating, Compliance and Corporate Governance Committee.
Evaluating Nominees for Director
Our Nominating, Compliance and Corporate Governance Committee will consider director candidates who are suggested by members of the committee, other members of our Board, members of management, advisors and our security holders who submit recommendations in accordance with the requirements set forth above. The Nominating, Compliance and Corporate Governance Committee may, in the future, also retain a third-party search firm to identify candidates on terms and conditions acceptable to the Nominating, Compliance and Corporate Governance Committee, but to date it has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Nominating, Compliance and Corporate Governance Committee will evaluate all nominees for director under the same approach whether they are recommended by security holders or other sources.
The Nominating, Compliance and Corporate Governance Committee will review candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating, Compliance and Corporate Governance Committee may consider the director nominee’s qualifications, diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and Masimo, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating, Compliance and Corporate Governance Committee may review such directors’ overall service to the Board, the committees and Masimo during their term, including the number of meetings attended, level of participation, quality of performance and any other

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relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating, Compliance and Corporate Governance Committee will also determine whether the nominee must be independent for NASDAQ purposes, which determination will be based upon applicable NASDAQ listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating, Compliance and Corporate Governance Committee will focus on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.
The Nominating, Compliance and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by security holders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which security holders may communicate with the Board or any of its directors. Stockholders of Masimo wishing to communicate with our Board or an individual director may send a written communication to the Board or such director, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, Attn.: Compliance Officer. Each communication must set forth:

•	the name and address of the Masimo security holder(s) on whose behalf the communication is sent; and

•	the number of Masimo shares that are owned beneficially by the security holder(s) as of the date of the communication.
Each communication will be reviewed by Masimo’s Compliance Officer to determine whether it is appropriate for presentation to the Board or the individual director. Examples of inappropriate communications include junk mail, spam, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. These screening procedures have been approved by a majority of the independent members of our Board.
Communications determined by our Compliance Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or the individual director on a periodic basis. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Accounting, Audit, and Other Compliance Concerns (the “Open Door Policy”) that relate to questionable accounting, internal accounting controls or auditing matters involving the Company generally will be forwarded to a compliance officer designated by the Audit Committee to receive and review these communications and then promptly and directly forwarded by a compliance officer to the Audit Committee or the Board, as appropriate, in accordance with the terms of the Open Door Policy. All communications directed to the Nominating, Compliance and Corporate Governance Committee in accordance with our Open Door Policy that relate to non-financial matters (including without limitation purported or suspected violations of any law or regulation, our Code of Business Conduct and Ethics or other policies) will generally be forwarded to a Compliance Officer designated by the Nominating, Compliance and Corporate Governance Committee to receive and review these communications and then promptly and directly forwarded by a Compliance Officer to Nominating, Compliance and Corporate Governance Committee or the Board, as appropriate, in accordance with the terms of the Open Door Policy.
Code of Business Conduct and Ethics
We have adopted the Masimo Corporation Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our internet website at http://ir.masimo.com under “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our internet website at http://ir.masimo.com under “Corporate Governance” and/or in our public filings with the SEC.

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Hedging and Pledging Policies
As part of our insider trading policy, our executives and directors are prohibited from engaging in short sales of our securities and from engaging in hedging transactions involving our securities. Our insider trading policy does not restrict pledges of securities but requires that pledges of securities be pre-cleared by an insider trading compliance officer. As of March 20, 2015, an aggregate of 1,432,209 shares of common stock owned by the Kiani Family Remainder Trust and beneficially owned by Mr. Kiani were pledged as collateral for a personal loan issued to the trustee of the Kiani Family Remainder Trust. Mr. Kiani sought the approval of the Compensation Committee prior to entry into such pledge. He stated that, absent an ability to pledge these shares, certain of his family’s financial planning objectives would need to be satisfied through the sale of shares of Masimo common stock held by the Kiani Family Remainder Trust stock and that he did not want to diminish his shareholdings. The Compensation Committee considered Mr. Kiani’s request and, as part of that consideration, noted that, as reported on page 61 of this Proxy Statement, his beneficial stock ownership is 12.3%, so that, even without taking into account the pledged shares, his stock ownership is greatly in excess of the number of shares Mr. Kiani would be required to hold under Masimo’s stock ownership policy. The Compensation Committee also concluded that continued ownership of the pledged shares by the Kiani Family Remainder Trust further aligned his interests with the long term interests of stockholders. In light of these facts, the Compensation Committee concluded that approving the pledge was consistent with stockholder interests.

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NON-EMPLOYEE DIRECTOR COMPENSATION
We have adopted a non-employee director compensation policy. Under this policy, our Audit Committee chairperson receives an annual cash retainer of $40,000, payable on a quarterly basis in arrears. Except as otherwise provided by our Board or Compensation Committee, no other non-employee director is entitled to receive any cash compensation for his service on our Board or any committee thereof. However, our non-employee directors are entitled to reimbursement for their reasonable expenses incurred in connection with attending meetings of our Board and committees thereof and performing their functions and duties as directors.
Our Board has adopted the following policy with respect to granting stock options to non-employee directors. Our Audit Committee chairperson received a stock option grant for 150,000 shares of common stock, which vests at a rate of 20% per year on each anniversary of the grant date. Upon first becoming a member of our Board, unless otherwise determined by our Compensation Committee, each non-employee director other than our Audit Committee chairperson is eligible to receive an option to purchase 50,000 to 100,000 shares of our common stock that vests at a rate of 20% per year on each anniversary of the grant date. Our Compensation Committee will determine the size of the award to be made. Upon the vesting of 60% of the initial option award to our Audit Committee chairperson and other outside directors, our Audit Committee chairperson or other outside directors, as applicable, are eligible to receive an additional option grant to purchase 20,000 shares that vest at a rate of 20% per year on each anniversary of the grant date. All awards made to our non-employee directors in the future will be approved by our Compensation Committee and made under our 2007 Plan or a successor plan. Our Audit Committee chairperson was the only non-employee director who received cash compensation for his Board and committee service in fiscal 2014. The non-employee director compensation policy does not represent a contractual commitment enforceable by any director and it may be modified by the Board in its discretion at any time.
The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the members of our Board for the fiscal year ended January 3, 2015.

Name(1)(2)(3)	Fees Earned or Paid in Cash		Option Awards(4)		All Other Compensation	Total
Steven J. Barker, Ph.D., M.D.	$120,000	(6)	$177,410		$—	$297,410
Edward L. Cahill	—		—		—	—
Robert Coleman, Ph.D.	—		177,410		—	177,410
Sanford Fitch	40,000	(7)	177,410		—	217,410
Jack Lasersohn	—		177,410		—	177,410
Craig Reynolds	—		741,700	(5)	—	741,700
___________

(1)
Joe Kiani, our Chairman and Chief Executive Officer and a named executive officer, is not included in this table as he is an employee of ours and therefore receives no compensation for his service as a director. Mr. Kiani’s compensation is included in the “Summary Compensation Table” on page 46 of this Proxy Statement.

(2)
As of January 3, 2015, each of our non-employee directors held the following number of options: Steven J. Barker, Ph.D., M.D.—230,000; Robert Coleman, Ph.D.—180,000; Sanford Fitch—129,000; Jack Lasersohn—150,000; and Craig Reynolds—100,000.

(3)	Mr. Cahill resigned from the Board effective August 5, 2014.

(4)
These amounts represent the aggregate grant date fair value of awards for grants of options to each listed director in fiscal 2014, computed in accordance with authoritative accounting guidance. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2014. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 14 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates-Share-Based Compensation”, included in our Annual Report on Form 10-K for the year ended January 3, 2015 filed with the SEC on February 17, 2015.

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(5)
Mr. Reynolds was appointed to our Board effective April 3, 2014. In connection with such appointment, and in accordance with our non-employee director compensation policy, Mr. Reynolds received a grant of 100,000 stock options effective May 5, 2014.

(6)	Consists of fees earned by Dr. Barker for consulting services provided to the Company.

(7)	Consists of an annual retainer paid to our Audit Committee chairperson pursuant to our non-employee director compensation policy.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following compensation discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of Masimo’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Masimo specifically cautions investors not to apply these statements to other contexts.
As required by SEC rules, this Compensation Discussion and Analysis discusses compensation decisions for the fiscal year ended January 3, 2015 (“fiscal 2014”) with respect to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three most highly paid executive officers other than the CEO and the CFO. These executive officers will be referred to herein as the “named executive officers” or “NEOs”. For fiscal 2014, the NEOs were as follows:

Name	Position(s)
Joe Kiani	Chief Executive Officer & Chairman of the Board
Mark de Raad	Executive Vice President, Finance & Chief Financial Officer
Anand Sampath	Chief Operating Officer
Rick Fishel	President, Worldwide OEM Business & Blood Management
Yongsam Lee	Executive Vice President, Chief Information Officer
Executive Summary
Financial Performance
Fiscal 2014 was a year of strong financial performance for Masimo. Financial performance highlights included:

•	Product revenue increased by 7.6% to $556.8 million

-	Product revenue has consistently grown in recent years, rising from $356.4 million in 2010 to $556.8 million in 2014, a compound annual growth rate of 9.3%.

•	Total revenue, including royalties, increased by 7.2% to $586.6 million

•	Masimo rainbow® revenue increased by 6.0% to $51.8 million

•	SET® and rainbow® SET® shipments totaled 171,000 units
Several widely accepted measures of operating performance reflect the strength of Masimo’s 2014 financial performance on both an absolute and relative basis versus other representative companies (see page 29 of this Proxy Statement for a discussion of the other representative companies):

Measures of Operating Performance	Masimo	Percentile Ranking Versus Other Representative Companies
Revenue Growth	7.2%	55th
EPS Growth	27.5%	80th
Net Margin	12.4%	78th
Return on Equity	23.7%	100th
Return on Assets	12.8%	88th
Return on Invested Capital	16.8%	90th

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For fiscal 2014, cash generated from business operations was $95.5 million. Also during fiscal 2014, the Company repurchased approximately 4.5 million shares totaling approximately $102.5 million, returning approximately 107% of the cash generated from business operations to its stockholders. Over the last five years, the Company has returned approximately 98% of cash generated from business operations to its stockholders through a combination of dividends and stock repurchases.
While Masimo’s closing stock price of $25.88 on the last trading day of fiscal 2014 represented a 10.3% decrease from its closing stock price of $28.86 on the last trading day of fiscal 2013, subsequent performance has more than offset that decline. Masimo’s closing stock price of $34.77 as of April 15, 2015 represents a 20.5% increase over the closing stock price on the last trading day of fiscal 2013 and a 34.4% increase over the closing stock price on the last trading day of fiscal 2014.
2014 Executive Compensation Actions
Key actions taken by the Compensation Committee with respect to Masimo’s 2014 executive compensation program included the following:

•
Excluding salary adjustments related to Mr. Sampath’s promotion to Chief Operating Officer and the reinstatement of Mr. Kiani’s base salary to the level preceding his temporary voluntary salary reduction in 2013, the base salary adjustments in fiscal 2014 for all NEOs averaged 3%.

•	Payouts to NEOs under the annual incentive plan ranged from 90% to 100% of target.

•
Adoption of the Amended Executive Multi-Year Cash Bonus Award Plan (the “Amended Executive Multi-Year Plan”), which provides a cash bonus to executives based on operational and financial results for the three-year plan period from 2014 through 2016 (the previous Multi-Year Plan had been effective for the three year period from 2008 through 2011.) While payouts under the Amended Executive Multi-Year Plan cannot be determined until the end of the three-year performance period, Masimo performance with respect to fiscal 2014, the first year of the performance period, was 98% of the product revenue goal and 93% of the EPS goal, on a fiscal 2014 stand-alone basis.

•	Continued delivery of long-term incentive compensation to NEOs in the form of stock options, in amounts consistent with prior years.

•
Continued discussions with the CEO with respect to certain features of his employment agreement. Although these features cannot be unilaterally amended by the Company and require the CEO’s consent to any amendment, the employment agreement may expire, effective as of the date three years after written notice of non-renewal is given to the CEO; provided that Mr. Kiani and the Company have agreed that until the tenth business day after either party receives notice to the contrary, if the Company delivers a notice of non-renewal, the employment agreement will expire on December 31, 2017. The agreement includes a survival provision.

Performance Orientation of Executive Compensation
Executive pay opportunities at Masimo continue to be tightly linked with Company financial performance. This perspective is illustrated by the following chart, which shows the percentages of the CEO’s total target direct compensation (base salary, target annual bonus, target multi-year cash bonus, and long-term equity awards values) that are at risk and performance-based. As shown in the following table, approximately 78.3% of the CEO’s aggregate target compensation from 2012 through 2014 was at risk and based on our financial, operating and stock price performance.

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___________

(1)
Mr. Kiani received two equity grants in fiscal 2011. As a result, Mr. Kiani did not receive a stock option grant in fiscal 2012. Therefore, the equity award percentage noted above only reflects the value of equity awards in fiscal 2013 and 2014.

(2)
The multi-year bonus percentage is based on 1/3 of the target value for the three year performance period covering 2014 through 2016. As the previous Multi-Year Plan had been effective for the three year period from 2008 through 2011, there was no performance period covering 2012 and 2013.

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The following chart shows the distribution of each NEO’s target total compensation for fiscal 2014, consisting of base salary, target annual cash bonus, target multi-year cash bonus, and grant date fair value of equity awards granted during the fiscal year:
___________

(1)	The multi-year bonus percentage is based on 1/3 of the target value for the three year performance period covering 2014 through 2016.
Other Governance Practices
Over the last several years, the Compensation Committee has taken several actions with respect to executive compensation that it believes are responsive to stockholder concerns and in line with recommended governance practices related to executive compensation, including the adoption of:

•
a stock ownership policy, which requires that our CEO hold shares of Masimo stock with a value equal to at least six times his base salary and each of our other executive officers hold shares of Masimo stock with a value equal to at least one time his base salary (See “Executive Officer Stock Ownership Policy” on page 39 of this Proxy Statement for additional details);

•
a policy governing gross-up provisions in agreements and arrangements with our executive officers, pursuant to which the Compensation Committee will not approve arrangements with any of our executive officers that includes a tax “gross-up” provision requiring that payments in connection with a change in control be made in the full amount, free of any deductions or withholdings, excluding Mr. Kiani’s employment agreement and any amendment thereof (See “Gross-up Policy” on page 40 of this Proxy Statement for additional details);

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•
a clawback policy that provides, in the case of a financial restatement, for the recovery of executive compensation that was due to the erroneous prior financial statement (See “Compensation Recovery” on page 39 of this Proxy Statement for additional details); and

•
a policy prohibiting executives and directors from engaging in hedging and similar transactions with respect to Company stock (See “Hedging and Pledging Policies” on page 20 of this Proxy Statement for additional details).

Compensation Philosophy and Objectives
Our compensation program is intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and protect Masimo. We consider the potential risks in our business when designing and administering our pay program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk. Further, program administration is subject to internal controls, and when determining the principal outcomes-performance assessments and pay decisions-we seek to rely on principles of sound governance and good business judgment.
The Compensation Committee believes that Masimo operates within a very complex business environment and model, which requires a very competent management team. The Compensation Committee also recognizes that it is critical to attract, develop and retain a senior management team capable of not only managing but also excelling within this complex and competitive business environment. As a result, the intent of the Compensation Committee for the Company’s executive compensation program is to provide compensation that:

•	appropriately aligns business objectives and stockholder interests;

•	attracts and retains the best executive talent;

•
maintains a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention objectives;

•	motivates executive officers to achieve the Company’s annual and long-term strategic goals and rewards performance based on the attainment of such goals;

•	appropriately considers risk and reward in the context of the Company’s business environment and long-range business plans;

•	recognizes individual value and contributions to the Company’s success;

•	considers but does not exclusively rely upon market benchmarks; and

•	supports the Company’s succession planning objectives.
The Compensation Committee seeks to accomplish these goals in a way that is consistent with the purpose and core values of Masimo and the long-term interests of the Company, its stockholders and employees. In making decisions about executive compensation, the Compensation Committee relies primarily on its general experience and subjective considerations of various factors, including individual and corporate performance, the Company’s strategic business goals and compensation survey data. The Compensation Committee does not set specific benchmarks for overall compensation or for allocations between different elements and types of compensation. The Compensation Committee oversees the compensation program for the Company’s executive officers with input from independent executive compensation consultants and legal counsel, as well as the assistance of executive management. The Compensation Committee reviews, approves and determines all elements of compensation for each executive officer.
Masimo’s business model requires management to be adept at developing competitive products and sales/marketing strategies to support multiple customers, including hospitals, alternate care facilities and Original Equipment Manufacturers (“OEMs”). Many of Masimo’s competitors have substantially greater capital resources, larger customer bases, and larger sales forces than Masimo, and have ties with group purchasing organizations (“GPOs”) and other purchasers that are stronger than ours. As a result, the Compensation Committee recognizes the

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importance of attracting and retaining a strong management team with sufficient knowledge, expertise and vision to be able to compete against these larger competitors. In addition, the medical device industry is characterized by rapid product development and technological advances, which require our management team to be very adept at managing these key areas of the business. The Compensation Committee also recognizes that the Company’s long term success depends upon the development and successful commercialization of new products, new or improved technologies and additional applications for our existing technologies. In that regard, the Compensation Committee recognizes that it is critical to attract, develop and retain a senior management team capable of managing and, in fact, excelling within this very competitive marketplace.
The Compensation Committee continues to be cognizant of the fact that this management team, under the leadership of Joe Kiani, has managed the Company through some very difficult macro-economic periods, as well as a constantly challenging and changing U.S. hospital and U.S. regulatory market environment. Yet, despite this environment, the management team has successfully continued to deliver top line product revenue growth which we estimate to be approximately two times the industry average; introduced new, revolutionary products (both rainbow and non-rainbow); implemented new technologies designed to protect the Company’s intellectual property; continued to expand our patent portfolio and acquired and integrated new, complementary technologies such as SedLine, Spire Semiconductor and Phasein. Despite the difficult business environment and costs associated with protecting the Company’s technologies and new acquisitions, Masimo was able to deliver increased product revenue and earnings per share growth in fiscal 2014.
The Compensation Committee recognizes that one of its key objectives for executive compensation is to attract, retain and motivate strong executive talent. To achieve these objectives, the Compensation Committee has adopted a compensation approach that ties a substantial portion of executives’ overall compensation to our short- and long-term financial and stock price performance. As part of this process, we must pay competitive base salaries and provide for cash bonus opportunities. Accordingly, our compensation philosophy has been to maintain a competitive pay posture for total compensation, as well as the individual components of total compensation. Our compensation program is intended to help us achieve and foster a goal-oriented, highly-motivated management team with a clear understanding of business objectives with shared corporate values.
The Board and Compensation Committee believe that executive pay opportunities, and in particular the CEO’s pay, should be tightly linked with Company financial performance. This perspective is illustrated by the chart on page 25 of this Proxy Statement, which shows the percentages of the CEO’s total target direct compensation (base salary, target annual bonus, target multi-year bonus and long-term incentive grant values) that are at risk and performance-based.
Role of the Compensation Committee
The Compensation Committee approves, administers and interprets our executive compensation and benefit policies. The Compensation Committee consists of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee is currently comprised of Dr. Coleman, Mr. Lasersohn, Mr. Reynolds and, effective as of February 26, 2015, Mr. Fitch. Dr. Coleman is currently the Compensation Committee chairperson.
In carrying out its functions, the Compensation Committee evaluates our compensation practices with a focus on the degree to which these practices reflect our executive compensation philosophy, develops recommendations and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.
The Compensation Committee considers recommendations from Joe Kiani, our CEO, in determining executive compensation. While Mr. Kiani discusses his recommendations with the Compensation Committee, Mr. Kiani recuses himself from meetings when the Compensation Committee makes determinations regarding his compensation. None of our other executive officers participates in the Compensation Committee’s discussions

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regarding executive compensation. The Compensation Committee does not delegate any of its functions to others in deciding executive compensation.
Since September 2012, FW Cook has provided compensation consulting services to assist management and the Compensation Committee in assessing and determining competitive compensation packages. The Compensation Committee has determined that FW Cook is independent from Masimo and has received compensation from Masimo only for services provided to, or at the direction of, the Compensation Committee.
The Compensation Setting Process
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our executive officers or other employees. Instead, in making its executive compensation determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of companies and more broad-based compensation surveys to gain a general understanding of market compensation levels.
With respect to 2014 compensation decisions, the Compensation Committee had available two competitive assessments of compensation levels for NEOs prepared by FW Cook, one prepared in October 2012 and a more recent report prepared in March 2014. In the case of the more recent March 2014 report, the competitive market data was obtained from the SEC filings of a representative group comprised of the 18 publicly-traded companies listed below, which companies are classified as health care equipment and supplies companies in the Global Industry Classification Standard Code, the same classification as Masimo. The March 2014 representative group generally overlapped the October 2012 representative group, but differed insofar as it was determined that the representative group should be updated by (1) increasing the group by adding six companies (Analogic, CONMED, Globus Medical, Greatbatch, Inc., Insulet, and Neogen) and (2) removing three companies (Angiodynamics, Gen-Probe (which no longer existed) and Natus Medical). In selecting the 2014 representative group, the objective was to choose companies that resulted in Masimo being near the median of the representative group in both revenue and market capitalization. The following were identified as comparable representative companies for the March 2014 study:

Align Technology, Inc.	Analogic Corporation	ArthroCare Corporation(1)	CONMED Corporation	Cyberonics Corporation
Globus Medical, Inc.	Greatbatch, Inc.	Haemonetics Corporation	ICU Medical, Inc.	Insulet Corporation
Integra Life Sciences Holding Corporation	Merit Medical Systems, Inc.	Neogen Corporation	NuVasive, Inc.	Sirona Dental Systems, Inc.
Thoratec Corporation	Volcano Corporation(2)	West Pharmaceutical Services, Inc.
___________

(1)	ArthoCare Corporation was acquired by Smith & Nephew on 6/14/2014.

(2)	Volcano Corporation was acquired by Philips Holdings USA Inc., a wholly owned subsidiary of Koninklijke Philips N.V., on 2/17/2015.
The companies included in the FW Cook report had median revenues of $603 million, ranging from $265 million to $1.421 billion, based on the four fiscal quarters ending nearest December 31, 2014, and a median market capitalization of $1.782 billion, ranging from $752 million to $4.838 billion, as of December 31, 2014. By way of comparison, Masimo’s revenues of $587 million and market capitalization of $1.381 billion placed it at the 49th and 31th percentile among the companies in the study. By way of comparison, Masimo ranked at approximately the 47th percentile in revenue and 53rd percentile in market capitalization as of December 31, 2013. (During 2014, ArthoCare Corporation and Volcano Corporation were acquired, and therefore, were excluded from the statistics.)

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The Compensation Committee considers compensation data from the representative companies to the extent the executive positions at these companies are considered comparable to Masimo positions and informative of the competitive environment.
Components of our Compensation Program
We chose to build our executive compensation approach around the following five distinct components: (1) base salary; (2) cash bonuses; (3) equity-based incentives; (4) other benefits; and (5) severance and termination protection. We believe that together these components have been and will continue to be effective in achieving our overall objectives. We utilize short-term compensation, including base salary and annual cash bonuses, to motivate and reward our key executives. We believe that, in addition to base salaries and bonuses, long-term incentives in the form of multi-year cash bonuses and equity awards, are a very important compensation-related motivator in attracting and retaining strong executive talent. The use and weight of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each element in meeting our overall objectives. A full description of each compensation component is included below:

1.
Base Salary - Base salary is used to provide each named executive officer (“NEO”) a set amount of money during the year with the expectation that he will perform his responsibilities to the best of his ability and in the best interests of Masimo. Base salaries are intended to attract and retain executive talent and typically recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions.

2.
Cash Bonuses - Cash bonuses are intended to motivate our executive officers to achieve specified financial goals and operating objectives. These bonuses may be paid under an annual cash bonus plan and/or a multi-year cash bonus plan:

(a) Annual Incentive Cash Bonuses - The Compensation Committee approves the annual incentive cash bonuses for all executive officers. These bonuses, if earned, are paid after the end of the calendar year. We paid incentive bonuses to our executive officers on March 13, 2015, pursuant to our Executive Annual Cash Bonus Plan (“Executive Annual Plan”) for fiscal 2014.
The Executive Annual Plan also covers bonuses payable to our other executive officers. To be eligible for a bonus under the plan for any plan year, the participant must be employed with us for at least six months and one day during the plan year.
Pursuant to the terms of the Executive Annual Plan, the 2014 bonus award for each NEO was calculated based upon the product of:
•the NEO’s base salary as of the end of 2014, multiplied by
•the Target Bonus Percentage factor applicable to the NEO, multiplied by
•the applicable Company Factor assigned by the Compensation Committee to the NEOs, multiplied by
•the NEO’s Individual Factor.
Target Bonus Percentage - The 2014 Target Bonus Percentage for the CEO was 100% of base salary, consistent with 2013. The Target Bonus Percentage for the other NEOs was 50% of base salary, also consistent with 2013. In determining these Target Bonus Percentages, the Compensation Committee took into account several factors, including its belief that the CEO continues to play a critical role in Masimo’s overall success and his efforts are central to the future success of the Company. In addition, competitive data that was obtained from the compensation consultant, FW Cook, indicated that the median target bonus percentage for CEOs was 100%, and that a 50% bonus target for other executive officers, including other NEOs, in the aggregate approximated median levels among comparable companies.
Company Factor - Under the Executive Annual Plan, the Compensation Committee reviews Company performance for the CEO under two key financial targets and for the other NEOs, under these same two

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financial targets, as well as certain additional operational targets, all of which are established at the commencement of the year. The financial targets are not given any particular weighting and do not individually equate to any particular payout. Instead, if the Compensation Committee determines that (i) we did not achieve 100% of the two financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Compensation Committee can set the applicable Company Factor at any factor it deems appropriate, including 0%; (ii) we achieved 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the applicable Company Factor is 100%; and (iii) we achieved more than 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Compensation Committee can set the applicable Company Factor at or above 100%, in its discretion. The Compensation Committee may also allow the CEO to recommend whether, based on his own subjective analysis, the applicable Company Factor, as approved by the Compensation Committee, should be lowered.
While the structure of the Executive Annual Plan gives the Compensation Committee significant flexibility in setting the Company Factor, so as to take into account factors that do not lend themselves to a strictly quantitative evaluation, the Compensation Committee believes it has responsibly exercised this flexibility in a manner that fairly takes into account the overall performance of the Company, as evidenced by the Company Factors approved from 2010 through 2013:

•	Fiscal 2010 - 90%

•	Fiscal 2011 - 50%

•	Fiscal 2012 - 73%

•
Fiscal 2013 - CEO - 100% and other NEOs - 85% (The difference reflects the fact that the Company Factor for the CEO is based on the combined financial targets, which exceeded 100%, while the Company Factor for the NEOs also includes evaluation of performance against the operational targets, which was below 100%.)

Individual Factor - The Compensation Committee determines the Individual Factor for the CEO by assessing his overall performance for the year, provided that if the Compensation Committee has determined that each of the financial targets included in the Company Factor is met or that the Company Factor is 100%, then the CEO shall automatically receive a bonus equal to at least 100% of his applicable base salary. For all of our NEOs other than our CEO, the Individual Factor is determined by the Compensation Committee taking into account recommendations from our CEO based upon his assessment of each other NEOs performance of the job-related duties and responsibilities assigned to such NEO during the year.
(b) Multi-Year Cash Bonuses - Our Compensation Committee adopted the Amended Executive Multi-Year Plan to provide our executive officers with an increased incentive to deliver exceptional operational and financial results in a plan period covering three consecutive calendar years. The Amended Executive Multi-Year Plan was adopted on March 13, 2014 and is effective for the plan period of January 1, 2014 to December 31, 2016 (“Plan Period”). The prior plan period covered fiscal 2008 through fiscal 2010 and no similar plan was effective for fiscal 2011 through fiscal 2013. Our executives are eligible to receive a cash bonus at the end of an applicable three-year plan period based on our achievement of certain financial targets (described below) established by our Compensation Committee for the period as long as they have been employed with us for at least the last 18 months during the plan period. Amounts payable under the Amended Executive Multi-Year Plan are prorated based on the number of full weeks during the plan period in which the participant is employed with us, subject to the 18-month employment requirement discussed above.
Pursuant to the terms of the Amended Executive Multi-Year Plan, the bonus award for each NEO for the Plan Period will be calculated based upon the product of:
•the NEO’s average base salary for the Plan Period, multiplied by
•three, multiplied by

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•the Multi-Year Performance Bonus Percentage factor applicable to the NEO, multiplied by
•the applicable Company Factor assigned by the Compensation Committee, multiplied by
•the NEO’s Individual Factor.
Multi-Year Performance Bonus Percentage - The Multi-Year Performance Bonus Percentage for the CEO and other NEOs are 100% and 50%, respectively, of average base salaries over the three-year period. In determining the Multi-Year Performance Bonus Percentages, the Compensation Committee took several factors into account, including competitive market data and the fact that the CEO and other NEOs continue to play an important role at the Company and their efforts are critical to Masimo’s overall success.
Company Factor - Under the Amended Executive Multi-Year Plan, the Compensation Committee reviews Company performance under specific objective and assessment criteria. The criteria established for the Plan Period consists of two key financial targets: product revenue and diluted earnings per share. The financial targets under the Amended Executive Multi-Year Plan are intended to be more aggressive than those under the Executive Annual Plan. The criteria are not given any particular weighting and the specific targeted goals do not equate to any particular payout. At the end of the Plan Period, the Compensation Committee, with the input of the CEO, will evaluate performance against the criteria and, along with any other relevant financial or Company performance measures that the Compensation Committee determines to be relevant, establish a Company Factor in its discretion ranging from 0% to above 100%.
Individual Factor - The Compensation Committee determines the Individual Factor for the CEO by assessing his overall job performance for the Plan Period. For all of our NEOs other than our CEO, the Individual Factor is determined by the Compensation Committee taking into account recommendations from our CEO based upon his assessment of each other named executive officer’s overall job performance during the Plan Period.
(c) Discretionary Cash Bonuses - Our Compensation Committee may, from time to time, approve discretionary cash bonuses for any NEO based on specific facts and circumstances that the Compensation Committee believes warrant special recognition.

3.
Equity-Based Incentives - Masimo uses equity-based incentives to retain executives, reward longer-term performance and align the interests of our executive officers with those of our stockholders. Since Masimo’s initial public offering in August 2007, the exclusive form of equity incentive has been stock options. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Stock options provide alignment between executive interests and stockholder interests because stock options only have value if the Company’s stock price rises above the stock option grant price. Masimo believes this direct alignment, plus the fact that stock options are well understood by executives, have made them an effective motivational tool and focused executives on results that directly improve the long-term performance of the Company. The stock options granted by Masimo typically vest over a five-year period with 20% vesting on each anniversary of the grant date. Their exercise price is set as the closing price of our common stock on the grant date, as reported by NASDAQ.

4.	Other Benefits - We utilize a competitive package of fringe benefits to attract and retain our employees and executives. These benefits include:

(a)
Retirement Savings Plan - We maintain a 401(k) defined contribution in which all of our employees age 18 and older are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. The plan permits us to make matching contributions and we have historically provided contributions that match eligible employee contributions, which contributions are generally limited to 3% of compensation (federal tax law limits the amount of employee compensation that can be taken into account for this purpose). Matching contributions vest, starting at 50% of eligible employee contributions, when an employee has been

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employed for two years. The vesting percentage increases to 75% of eligible employee contributions when an employee has been employed for three years and to 100% when an employee has been employed for four years.

(b)
Health and Welfare Plans - We provide health care, dental, vision and life insurance, an employee assistance plan and both short-term and long-term disability, accidental death and dismemberment benefits to all full-time employees, including our executive officers. These benefits are subject to applicable laws and at benefit levels that we believe are consistent with the benefits of companies with which we compete for employees.

(c)
Executive Perquisites - Under our CEO’s employment agreement, we reimburse Mr. Kiani for all reasonable travel and lodging expenses, which include travel and hospitality expenses for first class travel and accommodations, including travel by private or chartered aircraft, for his family and household members in the event they accompany him during business travel. While the employment agreement also provides Mr. Kiani with tax gross-ups for these reimbursements, effective as of January 1, 2012, Mr. Kiani waived his right to receive tax gross-up payments on these reimbursements through a waiver that can be revoked by him prospectively.

5.	Severance and Termination Protection - Severance and termination protection benefits are intended to attract and retain executive talent as well as facilitate management transitions, and include:

(a)
CEO Employment Agreement - Under his employment agreement with us, Mr. Kiani is entitled to certain severance and change in control benefits, the terms of which are described in detail below under “Employment Contract and Severance Agreements—Employment Agreement with Joe Kiani”. In general, under the agreement, in the event of certain terminations of Mr. Kiani’s employment or the occurrence of a change in control, Mr. Kiani is entitled to two times salary and bonus as severance payment, continuation of certain employee benefits for the term of his contract, issuance of shares underlying all of his options (without payment of any exercise price and payment by the Company of Mr. Kiani's tax withholding obligations) and a gross-up payment to the extent payments are subject to excise tax under Section 4999 of the Code.

(b)
Severance Protection Plan - The Board adopted our 2007 Severance Protection Plan, which became effective on July 19, 2007 and was amended on December 31, 2008, the terms of which are described in detail below under “2007 Severance Protection Plan”. Under the terms of this plan, participants are entitled to a cash payment ranging from 12 months to 24 months of base salary plus bonus and other benefits upon their termination under certain circumstances. In addition, for most participants, the plan provides for equity acceleration as to 50% of their awards upon a change in control and 100% of their awards upon a covered termination in connection with a change in control. The NEOs other than Mr. Kiani all participate in our 2007 Severance Protection Plan. See “2007 Severance Protection Plan” below for additional information.

Fiscal 2014 Year NEO Compensation
NEO Base Compensation:

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The Compensation Committee approved the following adjustments to executive officer base salaries effective as of July 1, 2014, taking into account market data, the particular responsibilities and accomplishments of the executive in question, considerations of horizontal equity among executives, competitive considerations, and other relevant factors:

Name	Base Salary as of 12/28/2013	Base Salary as of 1/3/2015	% Change
Joe Kiani(1)	$712,545	$769,549	8.0%
Mark de Raad	334,442	344,475	3.0
Anand Sampath(2)	257,321	345,041	34.1
Rick Fishel	335,669	345,739	3.0
Yongsam Lee	329,244	339,121	3.0

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___________

(1)
$37,455 of Mr. Kiani’s fiscal 2014 salary increase related to the reinstatement of the 5% temporary voluntary salary reduction that Mr. Kiani accepted effective January 1, 2013. The remaining market-based adjustment for Mr. Kiani in 2014 was $19,549, or 2.6%.

(2)
$80,000 of Mr. Sampath’s fiscal 2014 salary increase related to his promotion and appointment to the position of Chief Operating Officer effective June 27, 2014. The remaining market-based adjustment for Mr. Sampath was $7,720, or 2.3%.

Excluding salary adjustments related to Mr. Sampath’s promotion to Chief Operating Officer and the reinstatement of Mr. Kiani’s base salary to the level preceding his temporary voluntary salary reduction in 2013, the base salary adjustments in fiscal 2014 for all NEOs averaged 3%.
NEO Annual Cash Bonuses:
For 2014, as in prior years, the Compensation Committee determined that the financial targets for the Company Factor should focus on two critical financial targets that it believes drive our growth and long term stockholder value: product revenues and diluted earnings per share. These financial targets were (a) total product revenues of at least $570 million, and (b) GAAP diluted earnings per share of $1.13 to $1.28. (The difference in the diluted earnings per share targets depended on the value of fiscal 2014 royalty revenue which was expected to range from $8 million to $28 million, as well as differing variable spending assumptions, consistent with the Company’s February 2014 external financial guidance.) For fiscal 2014, our total product revenues of $556.8 million yielded a 98% achievement of the product revenue goal. Our 2014 diluted earnings per share was $1.30, yielding a 102% achievement of the $1.28 earnings per share goal.
In addition to the two financial targets noted above, the operational targets used to determine the Company Factor for the NEOs other than the CEO were comprised of the following:

(i)	make our customers 100% successful and 100% advocates;

(ii)	measure and improve our quality;

(iii)	increase shipments of OEM boards and Masimo monitors;

(iv)	increase single patient adhesive and disposable sensors shipments;

(v)	increase our revenues from our SpHb® products;

(vi)	increase the hospital beds using continuous monitoring; and

(vii)	improve succession planning at all levels of the organization.
These operational targets involved both objective and subjective measurement criteria. The objective metric criteria related to the following: (i) OEM boards and Masimo monitor shipments, (ii) single patient adhesive and disposable sensor shipments, (iii) SpHb® product revenues, and (iv) the number of devices ordered for general floor monitoring deployment.
In setting the 2014 Company Factor objectives, the Compensation Committee believed that, provided that there was a maximum and sustained effort from each level of our organization, the goals were achievable but not easily attainable.
Following the end of the fiscal year, Mr. Kiani provided the Compensation Committee with his assessment of the Company’s performance against the operational objectives applicable to the other NEOs. With respect to the operational goals subject to objective measurement, Mr. Kiani highlighted previously reported public data with respect to Masimo's fiscal 2014 OEM board and monitor shipments of 171,000 units and SpHb® product revenue of $14 million. Mr. Kiani indicated that while the Company had exceeded 100% of its OEM board and Masimo monitor shipment goal of 160,000 units, as well as its single patient adhesive and disposable sensor goal, it had achieved less than 100% of its SpHb® product revenue goal of $18 million and its goal for the number of hospital beds using continuous monitoring. Mr. Kiani also provided the Compensation Committee with a list of other key

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activities occurring during fiscal 2014 which required substantial senior management time and focus. These activities included on-going litigation support, the introduction of ten new products and technologies during the year and the syndication of the Company’s bank line of credit, which increased the Company’s borrowing capacity to $250 million. Although still subject to appeal, Mr. Kiani also noted the Company’s successful patent litigation jury verdict of $467 million in damages awarded to the Company in October 2014. Based on these factors, coupled with the 98% product revenue achievement, the 102% GAAP earnings per share achievement, and the near 100% achievement of the various objective measurements, Mr. Kiani recommended a 100% Company Factor for 2014. After a careful review of the results of the 2014 key financial targets, the other operational targets, as well as the other achievements noted by Mr. Kiani, the Compensation Committee agreed to set the 2014 Company Factor, for NEOs and all other employees, at 100%.
Individual Factor. The Compensation Committee determined the Individual Factor for the CEO by assessing his overall performance for the year. For all of our NEOs other than our CEO, the Individual Factor was determined by the Compensation Committee taking into account the recommendations from our CEO based upon his assessment of each other named executive officer’s performance of the job-related duties and responsibilities assigned to such named executive officer during 2014.
Since the Compensation Committee determined that the fiscal 2014 Company Factor should be set at 100%, the CEO’s Individual Factor for 2014 was also set 100% pursuant to the terms of the Executive Annual Plan. Notwithstanding the terms of the Executive Annual Plan, the Compensation Committee also believed a 100% Individual Factor was appropriate for the CEO given the following significant 2014 accomplishments and the continued outstanding leadership provided by Mr. Kiani relative to many of the other external legal and regulatory factors that also required a significant amount of Mr. Kiani’s time and attention:

•	Total product revenues grew by 7.6%, approximately two times the overall industry average.

•	Shipments of Masimo SET® and Masimo rainbow® SET® pulse co-oximetry boards and monitors rose to a record 171,000, yielding an estimated annual growth in our installed base of approximately 9%.

•	Record volume shipments of Masimo’s pulse oximetry and rainbow adhesive sensors.

•	Completion and implementation of numerous value engineering initiatives, resulting in product margin improvements.

•	The introduction of key new technology and products, including:

•
O3™ regional oximetry, also known as tissue oximetry and regional oximetry, which uses near-infrared spectroscopy to provide for continuous measurement of tissue oxygen saturation (rSo2) to help detect regional hypoxemia that pulse oximetry alone can miss;

•
Radius-7™ for the Root® patient monitoring and connectivity platform, which is the first and only wearable, wireless monitor with rainbow® SET® technology, enabling early identification of clinical deterioration while offering patients continuous monitoring with freedom of movement;

•
MX-5 OEM Circuit Board, a technology platform that utilizes approximately half the power of previously available rainbow® circuit boards to deliver breakthrough rainbow® Pulse CO-Oximetry noninvasive measurement performance;

•
Eve™, Newborn Screening Software Application for Radical-7® Pulse CO-Oximeters, which is designed to help clinicians more effectively and efficiently screen newborns for critical congenital heart disease (CCHD); and

•
Oxygen Reserve Index (ORI™), which provides real-time visibility to the oxygenation status in a moderate hyperoxic range, and can be trended with additional alarms to notify clinicians of changes in a patient’s oxygen reserve.

•	The repurchase of approximately 4.5 million outstanding shares, representing a return of 107% of fiscal 2014 cash generated from business operations.

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•	A jury verdict and damage award of $467 million to the Company in October 2014 related to the Company’s on-going patent infringement litigation with Philips, which remains subject to appeal.
With respect to the Individual Factors for the other NEOs, the Committee took into account the fact that fiscal 2014 included many new management challenges that required careful attention and focus by the executive management team - both as a team and as selected groups of executive management team members. These challenges were not limited to internal operations of the Company but also involved having to address a number of external issues, including multiple legal matters that required significant time and attention - all in addition to the executives’ roles as functional and organizational leaders. Each of the Board, Compensation Committee and the CEO recognized that 2014 required extensive time and effort from the management team, as a group and as individuals, that significantly exceeded the already high levels of activity expected from its senior officers. Each NEO (other than the CEO) had functionally specific goals and objectives that were set by the CEO and NEOs at the beginning of the year, which were designed to contribute to the achievement of our corporate objectives. Based on the CEO’s review of the level of achievement of the individual, non-financial factors for each of the other NEOs, as well as the overall executive and management contributions, the CEO recommended specific 2014 Individual Factors for each NEO. These determinations were based in part on the following summary of the overall management contributions and each NEO’s performance during 2014.
In addition to the team related factors noted above, Mr. de Raad’s individual achievements included a continuation of working within the organization to establish project cost reduction targets and measurement tools necessary to monitor, track and report on the Company’s multi-year focus on overall product cost reduction opportunities. Mr. de Raad also completed the syndication of the Company’s bank line of credit resulting in a $250 million credit facility that provides additional flexibility and capital allocation options to the Company. Mr. de Raad also expanded the internal financial analysis capabilities linked to our financial projections and added additional management reporting tools designed to measure departmental contribution margins. In connection with Mr. de Raad’s investor relations responsibilities, he attended numerous investor related events during fiscal 2014, working to ensure that our investors continued to have the opportunity to dialogue with management. Based on Mr. de Raad’s 2014 achievements, Mr. Kiani recommended, and the Compensation Committee approved, a 100% individual achievement factor for Mr. de Raad.
During fiscal 2014, Mr. Sampath was promoted to the position of Chief Operating Officer. In addition to his responsibilities for the engineering organization, Mr. Sampath’s new role now includes managing our marketing, regulatory, quality, worldwide manufacturing and operations organizations. In connection with these additional responsibilities, Mr. Sampath led a significant number of 2014 key initiatives, including the introduction of new technologies and products - across both instrument, sensor and board product groups. Mr. Sampath’s organization also obtained several key regulatory approvals during the year, most notably, approval for our Root® monitoring system. Under Mr. Sampath’s leadership, the Company expanded its manufacturing facilities to accommodate higher production levels and successfully completed its technology transition related to the European Union's directive for the Restriction of the Use of Hazardous Substances (“RoHS”). In addition, Mr. Sampath’s organization was able to exceed the initial product cost reduction targets set at the start of the year. Based on Mr. Sampath’s 2014 achievements, Mr. Kiani recommended, and the Compensation Committee approved, a 100% individual achievement factor for Mr. Sampath.
Mr. Fishel’s individual achievements included a new record in our annual OEM board shipments. This was the result of Mr. Fishel’s continued multi-year efforts to expand the number of the Company’s OEM partners, as well as increase volume shipments with existing OEM partners. Importantly, the Company’s record OEM board shipments also included a record number of OEMs shipping products containing our rainbow® technology. Throughout 2014, Mr. Fishel also successfully managed and directed the OEM engineering organization to ensure that Masimo was able to effectively support all of our OEM partners introducing Masimo technologies. During fiscal 2014, Mr. Fishel also completed the build out of the Company’s new sales organization focused on the SpHb® technology and developed important new marketing messaging, which allowed our worldwide sales teams to refine their approach to this new market. As a result of this and other factors, Mr Fishel’s new sales organization was able to double the customer opportunity pipeline which should provide benefits in 2015 and beyond. Mr. Fishel’s

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contributions to the Company’s long term strategic planning efforts were also key in evaluating new business development opportunities. Based on Mr. Fishel’s many 2014 achievements, but also recognizing that 2014 SpHb® revenues were below the original expectations, Mr. Kiani recommended, and the Compensation Committee approved, a 90% individual achievement factor for Mr. Fishel.
Mr. Lee’s individual achievements occurred in both the Information Technology and Facilities organizations. Fiscal 2014 marked a number of key improvements within the Company’s information technology infrastructure with the successful deployment of new failure and redundancy systems, an expanded multi-site disaster recovery infrastructure, security monitoring expansion, as well as a new system backup infrastructure. In addition, Mr. Lee was able to deliver on significant overseas information technology related projects in Japan and Sweden. Within our systems applications organization, Mr. Lee was able to make significant improvements within a number of the Company’s key systems application tools, facilitating process improvements within a number of the Company’s functional organizations. In his Facilities role, Mr. Lee oversaw the Company’s purchase of its new worldwide headquarters building and over the year, managed the project allowing for a successful on time move to our new headquarters in December 2014. Based on Mr. Lee’s 2014 accomplishments, Mr. Kiani recommended, and the Compensation Committee approved, a 100% individual achievement factor for Mr. Lee.
The combination of the applicable Company Factor and the applicable Individual Factor discussed above resulted in the NEOs receiving the following bonus amounts for 2014:

Name	Bonus
Joe Kiani	$769,549
Mark de Raad	172,237
Anand Sampath	172,520
Rick Fishel	155,582
Yongsam Lee	169,561
NEO Multi-Year Cash Bonuses:
As previously noted, the Amended Executive Multi-Year Plan is effective for the three-year period of January 1, 2014 to December 31, 2016. Our executives will be eligible to receive a cash bonus at the end of this three-year Plan Period based on the Compensation Committee’s evaluation of Company performance against two key financial targets - product revenue and diluted earnings per share - over the three year plan period, and such targets are intended to be more aggressive than those under the Executive Annual Plan. On a stand-alone basis, our total product revenues for fiscal 2014 of $556.8 million yielded a 98% achievement against the fiscal 2014 product revenue goal of $574 million (compared to a goal under the Executive Annual Plan of $570 million), and our fiscal 2014 diluted earnings per share of $1.30 yielded a 93% achievement against the fiscal 2014 diluted earnings per share goal of $1.40 (compared to a goal under the Executive Annual Plan ranging from $1.13 to $1.28).
NEO Discretionary Cash Bonuses:
The Compensation Committee determined that, in addition to his normal day-to-day responsibilities, Mr. Kiani expended a significant amount of time and effort working through additional and unexpected tasks during fiscal 2013 related to various critical outside legal matters. In recognition of these additional efforts, the Compensation Committee approved a discretionary bonus of $75,000 for Mr. Kiani in fiscal 2014. No other discretionary bonuses were approved for any NEO in fiscal 2014.
NEO Equity-Based Incentives:
The number of options awarded to each executive officer takes into account his sustained performance over time, ability to impact our results that drive stockholder value, level of responsibility within Masimo, potential to fill roles of increasing responsibility, and competitive equity award levels for similar positions in comparable

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companies. In general, equity forms a key part of the overall compensation for each executive officer and is evaluated each year as part of the annual performance review process and incentive payout calculation.
On February 18, 2014, the CEO was granted 300,000 stock options and each of the other NEOs were granted 30,000 options. The grant to the CEO of an option to purchase 300,000 shares is required under his employment agreement with us. The size of the grants to our other NEOs is generally consistent with the size of the option grants made to our other NEOs in prior years. Mr. Sampath was also granted an additional 50,000 stock options on August 12, 2014 in connection with his appointment as Chief Operating Officer. The size of the additional option grant to Mr. Sampath was based on the recommendation of our CEO and was determined by the Compensation Committee to be appropriate in light of Mr. Sampath’s additional responsibilities as our Chief Operating Officer.
The Compensation Committee believes that the 2014 grants were important in providing a greater emphasis on equity compensation of our executives in order to better align the long-term incentives of our executives with our stockholders. This greater emphasis is also consistent with Masimo’s stock ownership policy that was adopted in January 2012, which requires the CEO to hold shares of Masimo stock with a value equal to at least six times his base salary and the other executive officers to hold shares of Masimo stock with a value equal to at least one time base salary by the dates specified in the policy.
Addressing Stockholder Concerns
Our 2014 advisory say-on-pay proposal received the approval of less than a majority of the votes cast at the 2014 Annual Meeting of Stockholders. Our Compensation Committee and the Board continue to be concerned with respect to the low vote totals in favor of our say-on-pay proposal.
Prior to the 2014 Annual Meeting of Stockholders, numerous discussions were held with the Company’s stockholders in order to understand stockholder views with respect to the Company’s re-election of directors and its executive compensation programs. Representatives of both management and the Board, including Mr, Kiani, were involved in these discussions, which collectively involved 18 significant stockholders, representing more than 57% of the then outstanding shares. One factor that emerged from those discussions concerned the termination and change in control provisions of the CEO’s employment agreement, which some stockholders considered favorable to the CEO. As part of the discussions that were held with many of our largest stockholders, we provided some additional background on the reasons for these provisions in the employment agreement. These reasons included the fact that, at the time the employment agreement was entered into, the Board concluded that Mr. Kiani, as founder of the Company, possessed a unique set of skills, including both keen technical industry knowledge and market sense; and believed that is was critical to enter into an employment agreement that sufficiently incentivized him to remain with the Company he had founded rather than consider other compelling opportunities available to him. In addition, it was also noted in the stockholder discussions that while our CEO and Board have continued to work in good faith to find alternatives that maintain the original intentions of the employment agreement and also address stockholder concerns, the Board cannot unilaterally modify any of the current change in control and termination provisions as these features are part of the CEO’s existing employment agreement.
To address the concerns that have been expressed by some stockholders, the Compensation Committee, throughout fiscal 2014 and into 2015, has continued to consider various alternatives to the current employment agreement structure. These considerations have involved extensive work and analysis by the Compensation Committee, its independent outside counsel and its executive compensation consultant. Due to a number of legal, tax and accounting related implications, this continues to be a very difficult and complex topic to address. Although a mutually agreeable alternative solution to the CEO’s existing employment agreement has not yet been identified, the Compensation Committee, the remaining independent directors and the CEO are committed to continuing to work together with their advisors with the goal of trying to develop revised termination and change in control provisions that can be incorporated into the CEO’s employment agreement. It is important to reiterate that the CEO’s current employment agreement cannot be unilaterally amended by the Company or the CEO, and requires mutual consent to any amendment. The employment agreement may, however, expire, effective as of the date three years after written notice of non-renewal is given to Mr. Kiani; provided that Mr. Kiani and the Company have

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agreed that until the tenth business day after either party receives notice to the contrary, if the Company delivers a notice of non-renewal, the employment agreement will expire on December 31, 2017. The agreement includes a survival provision.
Compensation Recovery
Masimo has adopted a clawback policy in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This policy provides that, in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including stock option awards) that is (i) based on erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement.
The Sarbanes-Oxley Act of 2002, as amended, provides that, in the event of misconduct that results in a financial restatement, there is a right of recovery against the chief executive officer and chief financial officer of an issuer with respect to certain incentive compensation received or stock sale profits received during the twelve months following the inaccurate financial statement. In addition, the Dodd-Frank Act provides that SEC shall issue regulations requiring issuers to seek recovery from executive officers in certain circumstances involving financial restatements. As of now, the SEC has not issued any regulations implementing this portion of the Dodd-Frank Act. Once the SEC issues regulations or guidance regarding the required form of a clawback policy under the Dodd-Frank Act, we will amend our clawback policy accordingly.
Executive Officer Stock Ownership Policy
In January 2012, our Nominating, Compliance and Corporate Governance Committee adopted a stock ownership policy that is applicable to each of our executive officers. Our Nominating, Compliance and Corporate Governance Committee believes this policy is an important tool in aligning the interests of our executive officers with the long-term interests of our stockholders.
The policy requires that our CEO hold shares of Masimo stock with a value equal to at least six times base salary and each of our other executive officers hold shares of Masimo stock with a value equal to at least one time base salary. For purposes of calculating ownership under this policy, the following sources are included, whether vested or unvested: (i) shares of our common stock held directly by the executive officer or in a trust for the benefit of the executive officer or his family; (ii) shares of our common stock held by the executive officer jointly with, or separately by, the executive officer’s spouse and/or children sharing the same household as the executive officer; (iii) shares of our common stock held by the executive officer through a profit sharing, savings or deferral plan; and (iv) restricted stock or phantom stock held by the executive officer. Stock options and unearned performance shares are not included in the calculation. For purposes of these requirements, an executive officer’s base salary during any calendar year is deemed to be the executive officer’s base salary as of the close of business on December 31 of the immediately preceding year.
To give our executive officers time to comply with our stock ownership policy, our Nominating, Compliance and Corporate Governance Committee determined that our officers have until the later of March 2017 or March 1st of the sixth calendar year following the date an individual first becomes an executive officer to comply with these guidelines.
Under our stock ownership policy, if an executive officer fails to meet or, in unique circumstances, fails to show sustained progress toward meeting the ownership requirements, we may reduce future long-term incentive equity grants, and/or payments of future annual and/or long-term cash incentive payouts in the form of stock and/or other penalties. The Compensation Committee retains the discretion not to levy penalties for non-compliance.

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Gross-Up Policy
The Compensation Committee has adopted a policy governing gross-up provisions in agreements with our executive officers. Under this policy, the Compensation Committee will not approve any employment or other agreement or arrangement with any of our executive officers that includes a tax “gross-up” provision or a similar term that would require payments by us to an executive officer be made in the full amount, free of any deductions or withholdings, and without exercising any right of set-off, in connection with a change in control. This policy also provides that the Compensation Committee will not approve an amendment to extend the term of any current employment or other agreement or arrangement between us and any executive officer if such agreement or arrangements includes a tax “gross-up” provision or a similar term. Notwithstanding the foregoing, this policy provides that the provisions in Mr. Kiani’s employment agreement requiring us to pay Mr. Kiani a gross-up or similar payment to cover Mr. Kiani’s tax obligations, if any, with respect to “parachute payments,” and the issuance of shares, if any, to Mr. Kiani as severance under his agreement, will continue and will not be deemed modified, impaired, limited or amended in any respect by this policy. For a detailed description of our employment agreement with Mr. Kiani, see “Employment Contract and Severance Arrangements—Employment Agreement with Joe Kiani” below.
Under our Severance Plan in which our other NEOs participate, the Plan Administrator has the right to reduce any change in control severance benefits payable to an executive to avoid triggering any “excess parachute payments” under Section 280G of the Code.
Accounting and Tax Considerations
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, we expense employee stock options over the vesting period of the stock options based on the fair value of the award on the date of grant. To calculate the fair value of stock options, we use the Black-Scholes option pricing model which requires the input of subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them, the estimated volatility of our stock price over the expected term and the number of options that will ultimately be forfeited prior to meeting their vesting requirements. While the Compensation Committee considers the expense impact under ASC Topic 718 as one of the factors in granting stock options, it also considers the importance of aligning NEO interests with stockholders, the retentive value of option grants and other factors and maintains the flexibility to make final stock option granting decisions based on a combination of all of these factors.
Section 162(m) of the Code limits the amount that we may deduct in a year for compensation paid to our CEO and each of our three other most highly compensated executive officers (other than our chief financial officer) to $1 million per person. Section 162(m) provides certain exceptions to this limit for certain forms of “performance-based compensation” granted under compensation plans that meet certain technical requirements. While the Compensation Committee considers the impact of Section 162(m) when making its compensation decisions, it has determined that the need for flexibility in its compensation programs outweighs the value of the tax deduction for compensation that exceeds $1 million.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 3, 2015.

Compensation Committee
Dr. Robert Coleman
Mr. Sanford Fitch
Mr. Jack Lasersohn
Mr. Craig Reynolds
This foregoing compensation committee report is not “soliciting material”, is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

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Compensation Committee Interlocks and Insider Participation
Throughout fiscal 2014, our Compensation Committee consisted of Dr. Coleman and Mr. Lasersohn. Mr. Reynolds was appointed to our Compensation Committee on April 3, 2014, and Mr. Fitch was appointed to the Compensation Committee on February 26, 2015. There are no relationships between the current members of the Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the current members of the Compensation Committee is our employee and no current member has been an officer of Masimo at any time.
Cercacor Laboratories, Inc. (“Cercacor”) is an independent entity spun off from us to our stockholders in 1998. Joe Kiani, our Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of Cercacor and a member of the board of directors of Cercacor. In addition, Mr. Lasersohn, a member of our Board, was a member of the board of directors of Cercacor during fiscal 2014. We are a party to a cross-licensing agreement with Cercacor, which was amended and restated effective January 1, 2007 (the “Cross-Licensing Agreement”), that governs each party’s rights to certain of the intellectual property held by the two companies. To date, the Company has developed and commercially released devices that measure carbon monoxide, methemoglobin and hemoglobin using licensed rainbow® technology. In December 2013, Masimo exercised its right to acquire the licensing rights to five additional parameters at a predetermined cost of $0.5 million per license. Pursuant to the Cross-Licensing Agreement, we are currently subject to certain specific minimum royalty payment obligations of $5.0 million per year. Actual aggregate royalty payment liabilities were $5.5 million for fiscal 2014. The Company has also entered into a Services Agreement with Cercacor effective January 1, 2007, which governs certain general and administrative services the Company provides to Cercacor. Pursuant to the Services Agreement, Cercacor paid the Company $0.2 million for general and administrative services related to fiscal 2014. In addition, to accelerate the development of the technology and product development supporting our Pronto-7® device, in February 2009, Masimo agreed to reimburse Cercacor for all third-party engineering materials and supplies expenses related to Pronto-7® development and 50% of Cercacor’s total engineering and engineering-related payroll expenses. Beginning in 2012, due to a revised estimate of the support required by Masimo to complete the various total hemoglobin related projects, Masimo’s Board approved an increase in the percentage of Cercacor’s total engineering and engineering related payroll expenses funded by Masimo from 50% to 60%. For fiscal 2014, the total funding for these additional Cercacor expenses was $3.1 million. This arrangement was discontinued by mutual agreement effective January 4, 2015.

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Summary Compensation Table
The following table provides information regarding the compensation earned during the fiscal year ended January 3, 2015 by our CEO, our CFO, and our three other most highly compensated executive officers who were employed with us as of January 3, 2015, the last day of our 2014 fiscal year. We refer to these five individuals collectively as our “named executive officers” (“NEOs”). We generally pay bonuses in the year following the year in which the bonus was earned.

Name and Principal Position(s)	Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Joe Kiani	2014	$755,846	$75,000	(3)	$2,661,150	$769,549	$330,960	(4)	$4,592,505
Chief Executive Officer and Chairman (PEO)	2013	712,545	—		2,320,110	787,545	164,261		3,984,461
	2012	739,125	—		—	547,835	11,681		1,298,641

Mark de Raad	2014	346,082	—		266,115	172,237	7,500	(5)	791,934
Executive Vice President, Chief Financial Officer & Corporate Secretary (PFO)	2013	334,442	—		232,011	142,138	5,788		714,379
	2012	329,571	—		—	92,825	7,500		429,896

Anand Sampath	2014	307,815	—		605,780	172,520	7,500	(4)	1,093,615
Chief Operating Officer	2013	257,396	—		232,011	128,660	6,235		624,302
	2012	253,574	—		—	93,034	7,500		354,108

Rick Fishel	2014	347,352	—		266,115	155,582	15,900	(5)	784,949
President, Worldwide OEM Business & Corporate Development	2013	335,669	—		232,011	142,659	11,809		722,148
	2012	330,780	—		—	88,262	13,500		432,542

Yongsam Lee	2014	340,704	—		266,115	169,561	7,500	(6)	783,880
Chief Information Officer	2013	329,244	—		232,011	139,929	6,078		707,262
	2012	324,450	—		—	91,382	7,500		423,332
___________

(1)
Amounts set forth in the “Option Awards” column for 2012, 2013 and 2014 reflect the grant date fair value of option awards granted in the year indicated, computed in accordance with authoritative accounting guidance. All of these amounts reflect certain assumptions with respect to these option awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers. The actual value, if any, that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. See Note 14 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the SEC on February 17, 2015, for a discussion of assumptions made in determining the grant date fair value of the stock options granted in our fiscal years 2012, 2013 and 2014.

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(2)	All amounts were paid pursuant to the Executive Annual Plan.

(3)	Consists of a $75,000 discretionary bonus approved by the Compensation Committee in fiscal 2014.

(4)
Consists of $6,731 in retirement savings plan matching contributions and $27,229 for the net incremental costs of certain travel expenses incurred by Mr. Kiani’s family and household members accompanying him to certain business meetings. Under Mr. Kiani’s employment agreement, we reimburse Mr. Kiani for all reasonable expenses incurred and paid by him in the course of the performance of his duties under the agreement and we further reimburse him for all reasonable travel and lodging expenses for his family and household members in the event they accompany him during business travel, which includes travel and hospitality expenses for first class airplane travel and accommodations and expenses for travel using private or chartered aircraft. In addition, under the agreement as in effect for 2011, Mr. Kiani was entitled to receive an additional payment equal to, after taxes, the amount of the federal and state taxes incurred by him pursuant to the expense reimbursement he received for the immediately preceding year under our reimbursement policy, which has been waived by Mr. Kiani for 2012, 2013 and 2014. See “Employment Contract and Severance Arrangements—Employment Agreement with Joe Kiani” below.

(5)	Consists of $7,500 in retirement savings plan matching contributions.

(6)	Consists of $7,500 in retirement savings plan matching contributions and $8,400 in automobile allowances.
Pension Benefits-Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation
No pension benefits were paid to any of our named executive officers during fiscal 2014. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.
Grants of Plan-Based Awards During Fiscal Year 2014

	Estimated Future Payout Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise Price Per Share ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Named Executive Officer	Grant Date	Threshold	Target(1)	Maximum
Joe Kiani	February 18, 2014	Note(1)	$769,549	Note(1)			$2,661,150
	February 18, 2014	—	—	—	300,000(4)	$28.03
	April 2, 2014	Note(3)	2,308,647	Note(3)

Mark de Raad	February 18, 2014	Note(1)	172,237	Note(1)			266,115
	February 18, 2014	—	—	—	30,000(4)	$28.03
	April 2, 2014	Note(3)	516,711	Note(3)

Anand Sampath	February 18, 2014	Note(1)	172,520	Note(1)			266,115
	February 18, 2014	—	—	—	30,000(4)	$28.03
	April 2, 2014	Note(3)	517,560	Note(3)
	August 12, 2014		—	—	50,000(4)(5)	$21.77	339,665

Rick Fishel	February 18, 2014	Note(1)	172,869	Note(1)			266,115
	February 18, 2014	—	—	—	30,000(4)	$28.03
	April 2, 2014	Note(3)	518,607	Note(3)

Yongsam Lee	February 18, 2014	Note(1)	169,561	Note(1)			266,115
	February 18, 2014	—	—	—	30,000(4)	$28.03
	April 2, 2014	Note(3)	508,683	Note(3)

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___________

(1)
Represents potential payments under the Executive Annual Plan. The amounts shown as target represent the potential target payments, expressed as a percentage of the NEO’s base salary as of January 3, 2015, assuming 100% achievement of the Company Factors (i.e. determined based on our performance against financial targets for our CEO and against financial targets and operational objectives for our other NEOs), and 100% achievement of the Individual Factors, as determined by our Board and Compensation Committee. There are no threshold or maximum amounts payable under the Executive Annual Plan. If the Compensation Committee determines that (i) we did not achieve 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Compensation Committee can set the Company Factor at any factor it deems appropriate, including 0%; (ii) we achieved 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Company Factor is 100%; and (iii) we achieved more than 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Compensation Committee can set the Company Factor at or above 100%, in its discretion.

(2)
Amounts reflect the fair value per share as of the grant date of the award multiplied by the number of shares. Regardless of the value on the grant date, the actual value will depend on the market value of our common stock on a date in the future when an award vests or stock option is exercised.

(3)
Represents potential payments under the Amended Executive Multi-Year Plan. The amounts shown as target represent the potential target payments, expressed as a percentage of the NEO’s base salary as of January 3, 2015, assuming 100% achievement of the Company Factors (i.e. product revenue and diluted earnings per share), and 100% achievement of the Individual Factors, as determined by our Board and Compensation Committee. There are no threshold or maximum amounts payable under the Amended Executive Multi-Year Plan. The Amended Executive Plan covers a three year period from January 1, 2014 to December 31, 2016 and NEOs will only be eligible to receive any payments under the Amended Executive Multi-Year Plan at the end of the three year plan period. See “NEO Multi-Year Cash Bonuses” on page 37 of this Proxy Statement for additional details.

(4)	This option vests over a five-year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date.

(5)	This option was granted in connection with Mr. Sampath’s promotion to Chief Operating Officer.
Outstanding Equity Awards at January 3, 2015
The following table presents the outstanding option awards held by each of our named executive officers as of January 3, 2015.

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	Option Awards(1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Joe Kiani	5/24/2007	180,000		—		$15.40	5/24/2017
	2/7/2008	300,000		—		30.79	2/7/2018
	1/11/2009	300,000		—		23.98	1/11/2019
	2/11/2010	240,000		60,000		27.25	2/11/2020
	2/22/2011	180,000		120,000		30.06	2/22/2021
	10/27/2011	180,000		120,000		20.19	10/27/2021
	5/28/2013	60,000		240,000		21.97	5/28/2023
	2/18/2014	—		300,000		28.03	2/18/2024
Mark de Raad	7/17/2006	210,000		—		10.67	7/17/2016
	1/11/2009	30,000		—		23.98	1/11/2019
	2/11/2010	24,000		6,000		27.25	2/11/2020
	2/22/2011	18,000		12,000		30.06	2/22/2021
	10/27/2011	18,000		12,000		20.19	10/27/2021
	5/28/2013	6,000		24,000		21.97	5/28/2023
	2/18/2014	—		30,000		28.03	2/18/2024
Anand Sampath	3/10/2006	30,000		—		10.67	3/10/2016
	11/1/2006	15,000		—		12.00	11/1/2016
	4/13/2007	75,000		—		14.22	4/13/2017
	8/17/2009	10,000		—		24.68	8/17/2019
	2/22/2011	18,000		12,000		30.06	2/22/2021
	10/27/2011	18,000		12,000		20.19	10/27/2021
	5/28/2013	6,000		24,000		21.97	5/28/2023
	2/18/2014	—		30,000		28.03	2/18/2024
	8/12/2014	—		50,000		21.77	8/12/2024
Rick Fishel	4/14/2005	10,170		—		3.33	4/14/2015
	4/14/2005	46,440		—		3.33	4/14/2015
	2/7/2008	20,668	(2)	—		30.79	2/7/2018
	1/11/2009	25,514	(3)	—	(4)	23.98	1/11/2019
	2/11/2010	24,000		6,000		27.25	2/11/2020
	2/22/2011	18,000		12,000		30.06	2/22/2021
	10/27/2011	18,000		12,000		20.19	10/27/2021
	5/28/2013	6,000		24,000		21.97	5/28/2023
	2/18/2014	—		30,000		28.03	2/18/2024
Yongsam Lee	1/3/2005	—		—		2.75	1/3/2015
	2/7/2008	30,000		—		30.79	2/7/2018
	1/11/2009	30,000		—		23.98	1/11/2019
	2/11/2010	24,000		6,000		27.25	2/11/2020
	2/22/2011	18,000		12,000		30.06	2/22/2021
	10/27/2011	18,000		12,000		20.19	10/27/2021
	5/28/2013	6,000		24,000		21.97	5/28/2023
	2/18/2014	—		30,000		28.03	2/18/2024

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___________

(1)
For each named executive officer, the shares listed in this table are subject to a single stock option award carrying the varying exercise prices as set forth herein. The shares subject to each stock option vest over a five-year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date, with partial or full vesting under certain circumstances upon a change in control of Masimo or various events specified in the named executive officer’s employment agreement or severance plan agreement, if applicable. The option awards remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment.

(2)
For the 2/7/2008 grants, total exercisable and unexercisable option awards decreased from 21,655 as of 12/29/2012 to 20,668 as of 12/28/2013 as a result of the transfer of 987 of these awards upon vesting on 2/7/2013 to Mr. Fishel’s former spouse pursuant to a domestic relations order (“DRO”).

(3)
For the 1/11/2009 grants, total exercisable and unexercisable option awards decreased from 26,052 as of 12/29/2012 to 25,514 as of 12/28/2013 as a result of the transfer of 538 of these awards upon vesting on 1/11/2013 to Mr. Fishel’s former spouse pursuant to the DRO.

(4)	Pursuant to Mr. Fishel’s DRO, an additional 430 of the 25,514 option awards were transferred to his former spouse upon vesting on January 11, 2014.
Options Exercises and Stock Vested During Fiscal Year 2014
The following table provides details regarding stock options exercised by our named executive officers during the fiscal year ended January 3, 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joe Kiani	—	$—
Mark de Raad	—	—
Anand Sampath	—	—
Rick Fishel	50,000	1,104,433
Yongsam Lee	96,000	2,220,480
___________

(1)	The value realized equals the excess of the fair market value of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.
Employment Contracts and Severance Arrangements
Employment Agreement with Joe Kiani
In April 2007, we entered into an employment agreement with Mr. Kiani, our Chief Executive Officer, which was most recently amended and restated in February 2012. While Mr. Kiani’s compensation and severance benefits provided under his employment agreement were initially developed prior to the Company’s initial public offering in August 2007, the Compensation Committee continues to believe that Mr. Kiani’s employment agreement promotes important goals crucial to our long-term financial success. The agreement also continues to be intended to retain Mr. Kiani as our CEO who, based on his proven ability to start and build successful companies and whose knowledge and visibility within the medical device industry, could attract other very lucrative job opportunities. Finally, the agreement allows Mr. Kiani to continue to focus his attention on our strategic objectives and business operations without undue concern over his own financial security during periods when substantial disruptions and distractions might otherwise prevail. The agreement automatically renews on a daily basis and generally expires three years from the date either party gives notice of non-renewal to the other party, provided that Mr. Kiani and the Company have agreed that until the tenth business day after either party receives notice to the contrary, if the Company delivers a notice of non-renewal, the employment agreement will expire on December 31, 2017. The agreement includes a survival provision.

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The employment agreement provides that Mr. Kiani shall be the CEO and Chairman of the Board of Masimo. The agreement provides the following additional material terms, as adjusted from time to time by the Board or the Compensation Committee:

•	Eligibility to receive a base salary of $750,047 per year, which is subject to adjustment by our Board or the Compensation Committee and was most recently increased to $769,549.

•
Eligibility to receive an annual bonus in accordance with the Executive Annual Plan, equal to 100% of his base salary in the event we attain certain financial goals set by our Board or the Compensation Committee; provided that, in the event our Board or Compensation Committee determines that we achieved each of the financial measures included in the criteria for the Company Factor for a plan year under our Executive Annual Plan, Mr. Kiani shall automatically be entitled to receive a bonus equal to 100% of his base salary (or such higher percentage approved by our Board or Compensation Committee for such year). In addition, Mr. Kiani may be entitled to receive such additional bonus amounts as the Board or the Compensation Committee shall determine in its discretion.

•
An annual grant of a non-qualified stock option to purchase an aggregate of at least 300,000 shares of common stock that vests at a rate of 20% per year, with an exercise price per share equal to 100% of the fair market value of one share of common stock on the date of grant. This provision was waived during fiscal 2012.

•
Right to participate in or receive benefits under all of our employee benefits plans and to be eligible to participate in any bonus plan created for the payment of bonuses to members of our management.

•
Reimbursement for all reasonable expenses incurred and paid by him in the course of the performance of his duties under the agreement and reimbursement for all reasonable travel and lodging expenses for his family and household members in the event they accompany him during business travel, which includes travel and hospitality expenses for first class airplane travel and accommodations, including travel by private or chartered aircraft. Mr. Kiani is exempt from our travel and expense policy and our expense reimbursement policy.

•	Payment of a tax gross-up amount relating to the amounts reimbursed for travel, lodging and related expenses. This provision was waived during fiscal 2012, 2013 and 2014.
Under the employment agreement, we may terminate Mr. Kiani’s employment for “cause”, as a result of his disability under certain circumstances or for any other reason. Similarly, Mr. Kiani may terminate his employment for “good reason”, for health reasons or for any other reason upon six months written notice to us. If Mr. Kiani is terminated for cause, he is entitled to receive his full base salary through the date of termination. If Mr. Kiani’s employment is terminated as a result of his death, his designee or estate is entitled to receive his full base salary through the date of termination and an additional amount equal to 50% of his base salary in effect as of the date of his death for each of three consecutive years following his death, which shall be paid in substantially equal monthly installments over the three-year period. If Mr. Kiani’s employment is terminated as a result of his disability, he is entitled to receive his full base salary through the date of termination and an additional amount equal to 75% of his base salary then in effect for each of two consecutive years following the date of termination, which shall be paid in substantially equal monthly installments over the two-year period.
In the event (i) of a change in control (as defined), or (ii) we terminate Mr. Kiani’s employment other than for cause, death or disability, or (iii) Mr. Kiani terminates his employment with us for good reason (as defined), Mr. Kiani will receive the following payments and benefits:

•
payment of an amount equal to his full base salary through the date of termination, if applicable, and an additional amount equal to two times the sum of (x) his base salary then in effect plus (y) the average annual bonus paid to Mr. Kiani over the prior three years, which shall be paid in installments over two years pursuant to our normal payroll practices; and

•
all of Mr. Kiani’s outstanding options or other equity awards will immediately vest, and we will issue Mr. Kiani shares of common stock underlying all options, whether or not in-the-money, without payment of the applicable exercise price, and pay the withholding tax due on the issuance of such shares of common stock, without reimbursement from Mr. Kiani.

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Under the employment agreement, if any payments or benefits payable to Mr. Kiani would be subject to the excise tax under Section 4999 of the Code, Mr. Kiani will be entitled to receive an additional “gross-up” payment to cover the amount of the Section 4999 excise taxes. An independent registered public accounting firm will make the initial determination as to whether a gross-up payment is required under the employment agreement. In the event of a change in control, the cash payments must be paid to Mr. Kiani within thirty days of the change in control. Following a change in control, Mr. Kiani would not be entitled to receive any additional payments under the employment agreement.
In addition, if Mr. Kiani’s employment is terminated for any reason other than cause, he will be entitled to participate in all of our employee benefit plans and programs that he participated in as of the date of his termination for the full term of his employment agreement as long as his participation is possible under the general terms and provisions of the plans. If for any reason Mr. Kiani is not permitted to participate in any of our employee benefit plans or programs after the date of his termination, he will be entitled to reimbursement of the amount paid by Mr. Kiani to obtain similar coverage to that offered by our benefit plans and programs but only for an amount up to the amount we would otherwise have paid on behalf of Mr. Kiani as an employee of ours under his employment agreement as of the date of his termination.
For purposes of Mr. Kiani’s employment agreement, termination for “cause” generally means his termination as a result of his willful and continued failure to substantially perform his duties under his employment agreement, his willful engaging in gross misconduct materially injurious to us or his willful violation of the provisions of his confidentiality agreement with us if the violation results in demonstrably material injury to us. Any termination for cause must be approved by at least 75% of the entire membership of our Board. Termination for “good reason” under the employment agreement generally means a termination subsequent to (A) our assignment to Mr. Kiani of any duties other than those contemplated by, or any limitation of the powers of Mr. Kiani in any respect not contemplated by, his employment agreement, (B) any reduction in Mr. Kiani’s rate of compensation or fringe benefits, or (C) certain failures by us to comply with the compensation and location terms of the employment agreement. A “change in control” under the employment agreement generally means (i) the acquisition by any person or group of more than 35% of our outstanding voting stock, (ii) the acquisition of our assets that have a total fair market value of 40% or more of the total fair market value of all of our assets immediately before the acquisition by any person or group, or (iii) a change in a majority of the members of our Board in a rolling twelve month period, subject to certain limitations.
See “Potential Payments upon Termination or Change in Control” below for a quantification of the benefits that would have been payable to Mr. Kiani if a qualifying termination or change in control had occurred as of January 3, 2015.
Offer Letters with Other Executive Officers
Messrs. de Raad, Fishel, Lee and Sampath each signed an offer letter before commencing their employment with us. The offer letters set forth each officer’s position and title, starting salary, health benefits, number of options initially received and the vesting schedule of such options. Additionally, each offer letter states that the officer’s employment is “at-will” and may be terminated at any time by either the officer or us for any reason. See “Potential Payments upon Termination or Change in Control” below.
Employee Proprietary Agreements
Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of his employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of his employment.

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CEO and Executive Officer Equity Award Compensation Policy
In May 2007, our Board adopted our Equity Award Compensation Policy, which was most recently amended in July 2013. Under the Equity Award Compensation Policy, the CEO and other executive officers designated by the Compensation Committee are eligible to receive an annual non-qualified stock option grant. The policy provides that the CEO will be eligible to receive an annual option grant to purchase an aggregate of 300,000 shares of common stock and our other executive officers may receive an annual option grant to purchase such number of shares of common stock as the Compensation Committee may approve in its discretion. All options granted under the Equity Award Compensation Policy will have an exercise price equal to the fair market value of our common stock on the date of grant and vest at a rate of 20% per year over five years.
Other than as set forth in the CEO’s employment agreement (as described above), the Equity Award Compensation Policy does not represent a contractual commitment enforceable by the executives and may be modified by the Board in its discretion at any time.
2007 Severance Protection Plan
The 2007 Severance Protection Plan (the “Severance Plan”) provides the benefits set forth below to the executives who are eligible to participate in the Severance Plan and who have signed severance agreements with us (the “Severance Agreements”). The Board has the discretion to amend or terminate the Severance Plan prospectively, subject to the limitation that, in the event of a change in control, no amendments may be made during the 36 months following the change in control without a participant’s consent if it would adversely affect the participant’s benefit. The Compensation Committee is the Severance Plan Administrator.
All of the NEOs other than the CEO are participants in the Severance Plan on the terms set forth below. The following general description of the Severance Plan is qualified by the actual terms of the Severance Plan document and the individual Severance Agreements signed by the participants.
Conditions to Severance Benefits. To the extent set forth below, a participant can receive either basic severance benefits or change in control severance benefits, but not both. Generally, in order to receive a basic or change in control severance benefit, the following conditions must be met:

•
The participant must execute, within 60 days of termination, a general release of claims (which becomes irrevocable within such 60-day period), a non-disparagement agreement, an intellectual property nondisclosure agreement, and a non-competition agreement that covers the period during which the participant is receiving severance benefits;

•
(i) a participant entitled to the basic benefit must not have received any change in control severance benefits under the Severance Plan or any severance benefits equal to, or better than, the basic severance benefits pursuant to another arrangement between the participant and us and (ii) a participant entitled to the change in control benefit must not have received any basic severance benefits under the Severance Plan or any severance benefits equal to, or better than, the change in control severance benefits pursuant to an arrangement between the participant and us; and

•
the participant must waive any and all rights, benefits and privileges to severance benefits that he might otherwise be entitled to receive under any other oral or written plan, employment agreement, or arrangement with us.

Basic Severance Benefits. All of the NEOs other than the CEO are eligible for these benefits. Basic severance benefits are payable if a participant is terminated without “cause” (as defined below) and are the following:

•
an amount equal to annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of termination, paid in monthly installments according to normal payroll practices over 12 months commencing within 60 days following the participant’s termination;

•	COBRA continuation coverage at Company expense during the 12 months following termination; and

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•	the right to purchase life insurance through the Company during the 12-month period following his termination.
However, if a participant commences new employment during the one-year period following termination, any income or benefits received from new employment will reduce (on a dollar-for-dollar basis) these basic severance benefits.
Change in Control Severance Benefits. All of the NEOs other than the CEO are eligible for the change in control severance benefits described in this paragraph. The change in control severance benefits are payable upon a covered termination (which generally consists of termination by the Company without cause or a termination by the executive for good reason upon or within a certain period after a change in control) and consist of the following:

•
if the participant has a covered termination because his current job is not offered to him on the date of the change in control, the participant will receive (i) an amount equal to his annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of the covered termination, plus his average annual bonus over the three-year period prior to the change in control, and (ii) life insurance for the 12-month period following his termination;

•	if the participant has a covered termination for a reason not described in the preceding clause, instead of one times base salary, he will receive two times base salary;

•	the participant will receive COBRA continuation coverage at Company expense during the 12-month period following his termination; and

•
upon the change in control, 50% of the participant’s unvested stock options and other equity-based awards shall be fully accelerated as of the change in control and 100% of the unvested stock options and other equity-based awards shall be fully accelerated upon the participant’s termination under circumstances that entitle him to change in control severance benefits noted above.

Change in control severance amounts will be made in a lump sum cash payment within 60 days following the participant’s termination, provided that the participant has met all of the conditions for his change in control severance payment.
The Plan Administrator has the right to reduce any change in control severance benefits payable to an executive to avoid triggering any “excess parachute payments” under Section 280G of the Code. In addition, the Plan Administrator may delay the payment or issuance of any severance or change in control severance benefits for up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.
Under the Severance Plan:

•
“cause” generally means the participant’s: (i) refusal or failure to perform his duties with us or to comply in all respects with our policies or the policies of any affiliate of ours after notice of a deficiency and failure to cure the deficiency within three business days following notice from us, unless he has delivered a bona fide notice of termination for good reason to us, and the reason for the termination has not been cured by us within 30 days of receipt of notice; (ii) engagement in illegal or unethical conduct that could be injurious to us or our affiliates; (iii) commitment of one or more acts of dishonesty; (iv) failure to follow a lawful directive from our chief executive officer; or (v) indictment for any felony, or any misdemeanor involving dishonesty or moral turpitude.

•
“change in control” generally means: (i) a merger or consolidation or a sale of all or substantially all of our assets unless more than 50% of the voting securities of the surviving or acquiring entity are held by our stockholders as of immediately prior to the transaction; (ii) the approval by our stockholders of the sale of all or substantially all of our assets; or (iii) without the prior approval of our Board, the acquisition by any person or group of securities representing beneficial ownership of 50% or more of our outstanding voting securities.

•
“good reason” generally means, provided that the executive has provided us with notice of one of the following events within 15 days after it occurs, and we fail to cure the event within 30 days after receiving notice from the executive: (i) any material reduction by us in the participant’s annual salary; (ii) any requirement that the participant change his principal location of work to any location that is more than 40 miles from the address of our current principal executive offices; or (iii) any material change in the participant’s responsibilities.

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Voluntary Resignation. Excluding a resignation for good reason during the period commencing upon a change in control and ending on the 36-month anniversary of the change in control, in the event a participant wishes to voluntarily resign from his employment at any time during which the Severance Plan and his Severance Agreement are effective, he has agreed to provide us with six months advance notice of his resignation.
Potential Payments upon Termination or Change In Control
The tables below estimate current value of amounts payable to our NEOs in the event that a change in control, termination of employment or both occurred on January 3, 2015. The closing price of our common stock, as reported on the NASDAQ Global Select Market, was $25.88 on January 2, 2015 (the last trading day in Masimo’s fiscal year that ended January 3, 2015). The following tables exclude certain benefits, such as accrued vacation, that are available to all employees generally. The actual amount of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s qualifying separation from Masimo.
Joe Kiani

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	Upon Death	Upon Disability	By Masimo Without Cause or by Mr. Kiani for Good Reason	Change In Control
Value of Acceleration and Stock Issuance(1)	$—	$—	$55,291,200	$55,291,200
Cash Payments	1,154,324	1,154,324	2,353,785	2,353,785
Continuation of Benefits(2)	$61,913	$61,913	$61,913	$61,913
Tax Payments:
Reimbursement of Tax Withholding on Option Exercise(3)	$—	$—	$27,260,957	$27,260,957
Excise Tax Gross-Up(4)	$—	$—	$—	$54,591,435
Total Cash Benefits and Payments	$1,216,237	$1,216,237	$84,967,855	$139,559,290
___________

(1)
Upon the qualifying event, all unvested options become vested and the Company is required to issue shares for all outstanding options then held by Mr. Kiani without receipt of the exercise price. Accordingly, this represents the value of shares of common stock underlying all vested and unvested stock options held by Mr. Kiani as of January 3, 2015, based on (a) the option exercise price for the 720,000 vested options with an exercise price less than $25.88 per share, (b) the closing stock price of $25.88 per share, for the 1,200,000 vested and unvested options with an exercise price in excess of $25.88 per share, and (c) the closing stock price of $25.88 per share, for the 360,000 unvested options with an exercise price less than $25.88 per share.

(1)
Presumes a remaining term of the employment agreement of three years. Comprised of the cash equivalent of standard employee benefits, including health, dental and vision insurance, for 36 months, for Mr. Kiani and his dependents.

(2)
Represents the payment on behalf of Mr. Kiani to federal and state tax authorities to cover the withholding tax due on the issuance by the Company of shares of common stock underlying all vested and unvested equity awards held by Mr. Kiani as of January 3, 2015, based on the supplemental tax rate for applicable federal and state taxing authorities.

(3)
Represents a “gross-up” for purposes of Code Sections 280G and 4999 in the event of a change in control, which obligates the Company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment”, resulting from a change in control. The excise tax amount and payment determinations are based on the Company’s best estimate of the executive’s liabilities under Code Sections 280G and 4999, assuming the change in control occurred on January 3, 2015.

| 2015 Proxy Statement

Mark de Raad

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. de Raad for Good Reason in Connection with a Change In Control		Change In Control
Number of Option Shares Accelerated	—		84,000		42,000
Value of Option Shares Accelerated	$—		$162,120	(1)	$81,060	(2)
Cash Payments	$344,476		$792,586		$—
Continuation of Benefits(3)	$15,830	(4)	$18,152	(5)	$—
Total Cash Benefits and Payments	$360,306		$972,858		$81,060
___________

(1)
Includes only the value of the accelerated in-the-money stock options held by Mr. de Raad as of January 3, 2015. Excludes 48,000 out-of-the-money stock options held by Mr. de Raad as of January 3, 2015.

(2)
Includes only the value of the accelerated in-the-money stock options held by Mr. de Raad as of January 3, 2015. Excludes 24,000 out-of-the-money stock options held by Mr. de Raad as of January 3, 2015.

(3)	Assumes that Mr. de Raad does not commence employment with another employer during the period from January 4, 2015 through January 2, 2016.

(4)	Comprised of COBRA benefits for Mr. de Raad and his dependents for 12 months.

(5)	Comprised of COBRA benefits for Mr. de Raad and his dependents for 12 months and life insurance for Mr. de Raad for 12 months.
Anand Sampath

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Sampath for Good Reason in Connection with a Change In Control		Change In Control
Number of Option Shares Accelerated			128,000		64,000
Value of Option Shares Accelerated	$—		$367,620	(1)	$183,810	(2)
Cash Payments	$345,042		$772,768		$—
Continuation of Benefits(3)	$16,615	(4)	$17,425	(5)	$—
Total Cash Benefits and Payments	$361,657		$1,157,813		$183,810
___________

(1)
Includes only the value of the accelerated in-the-money stock options held by Mr. Sampath as of January 3, 2015. Excludes 42,000 out-of-the-money stock options held by Mr. Sampath as of January 3, 2015.

(2)
Includes only the value of the accelerated in-the-money stock options held by Mr. Sampath as of January 3, 2015. Excludes 21,000 out-of-the-money stock options held by Mr. Sampath as of January 3, 2015.

(3)	Assumes that Mr. Sampath does not commence employment with another employer during the period from January 4, 2015 through January 2, 2016.

(4)	Comprised of COBRA benefits for Mr. Sampath and his dependents for 12 months.

(5)	Comprised of COBRA benefits for Mr. Sampath and his dependents for 12 months and life insurance for Mr. Sampath for 12 months.

| 2015 Proxy Statement

Rick Fishel

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Fishel for Good Reason in Connection with a Change In Control		Change In Control
Number of Option Shares Accelerated	—		84,000		42,000
Value of Option Shares Accelerated	$—		$162,120	(1)	$81,060	(2)
Cash Payments	$354,139		$811,978		$—
Continuation of Benefits(3)	$11,202	(4)	$13,525	(5)	$—
Total Cash Benefits and Payments	$365,341		$987,623		$81,060
___________

(1)	Includes only the value of the accelerated in-the-money stock options held by Mr. Fishel as of January 3, 2015. Excludes 48,000 out-of-the-money stock options held by Mr. Fishel as of January 3, 2015.

(2)	Includes only the value of the accelerated in-the-money stock options held by Mr. Fishel as of January 3, 2015. Excludes 24,000 out-of-the-money stock options held by Mr. Fishel as of January 3, 2015.

(3)	Assumes that Mr. Fishel does not commence employment with another employer during the period from January 4, 2015 through January 2, 2016.

(4)	Comprised of COBRA benefits for Mr. Fishel and his dependent for 12 months.

(5)	Comprised of COBRA benefits for Mr. Fishel and his dependent for 12 months and life insurance for Mr. Fishel for 12 months.
Yongsam Lee

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Lee for Good Reason in Connection with a Change In Control		Change In Control
Number of Option Shares Accelerated	—		84,000		42,000
Value of Option Shares Accelerated	$—		$162,120	(1)	$81,060	(2)
Cash Payments	$339,121		$779,989		$—
Continuation of Benefits(3)	$15,830	(4)	$17,072	(5)	$—
Total Cash Benefits and Payments	$354,951		$959,181		$81,060
___________

(1)	Includes only the value of the accelerated in-the-money stock options held by Mr. Lee as of January 3, 2015. Excludes 48,000 out-of-the-money stock options held by Mr. Lee as of January 3, 2015.

(2)	Includes only the value of the accelerated in-the-money stock options held by Mr. Lee as of January 3, 2015. Excludes 24,000 out-of-the-money stock options held by Mr. Lee as of January 3, 2015.

(3)	Assumes that Mr. Lee does not commence employment with another employer during the period from January 4, 2015 through January 2, 2016.

(4)	Comprised of COBRA benefits for Mr. Lee and his dependents for 12 months.

(5)	Comprised of COBRA benefits for Mr. Lee and his dependents for 12 months and life insurance for Mr. Lee for 12 months.

| 2015 Proxy Statement

AUDIT RELATED MATTERS
Audit Committee Report
Our Audit Committee is composed of “independent directors”, as determined in accordance with NASDAQ Listing Rule 5605(a)(2) and Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a written charter adopted by the Board, a copy of which may be viewed on our internet website at http://ir.masimo.com under “Corporate Governance”.
As described more fully in its charter, the purpose of the Audit Committee is to assist our Board with its oversight responsibilities regarding the integrity of our financial statements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for us and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally-accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for fiscal year 2014.
The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Grant Thornton LLP, the independent registered public accounting firm;

•
discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•
received from Grant Thornton LLP the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Grant Thornton LLP as part of the committee’s quarterly meetings.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 3, 2015 for filing with the SEC. The Audit Committee also has selected and engaged Grant Thornton LLP as Masimo’s independent registered public accounting firm for the fiscal year ending January 2, 2016, and is seeking ratification of the selection by Masimo’s stockholders.

Audit Committee
Mr. Sanford Fitch
Dr. Robert Coleman
Mr. Craig Reynolds
This foregoing audit committee report is not “soliciting material”, is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

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Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Grant Thornton LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.
The Audit Committee has determined that the rendering of the services other than audit services by Grant Thornton LLP is compatible with maintaining the independent registered public accounting firm’s independence.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to Masimo for the fiscal years ended January 3, 2015 and December 28, 2013 by Grant Thornton LLP, our independent registered public accounting firm for such periods. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	January 3, 2015	December 28, 2013
Audit Fees(1)	$1,431,357	$1,444,839
Audit-Related Fees(2)	85,524	48,600
Tax Fees(3)	129,236	203,722
All Other Fees	—	—
Total Fees	$1,646,117	$1,697,161
___________

(1)
Audit fees consist of fees billed for services rendered for the audit of our consolidated annual financial statements, including performance of the attestation procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements

(2)
Audit-related fees consist of fees for assurance and related services that are traditionally performed by our independent registered public accounting firm and include fees reasonably related to the performance of the audit or review of our interim consolidated financial statements and not reported under the caption “Audit Fees”. For the fiscal year ended January 3, 2015, these services included fees primarily for the audit of our retirement savings plan. For the fiscal year ended December 28, 2013, these services included fees primarily for the audit of our retirement savings plan and consultation services on various accounting issues related to our acquisitions.

(3)	Tax fees consist of fees for preparation of our federal and state income tax returns, general consultation and international tax research.

| 2015 Proxy Statement

PROPOSAL NO. 1
ELECTION OF DIRECTOR
Overview
The term of office of the one Class II director expires in 2015. Based on the recommendation of our Nominating, Compliance and Corporate Governance Committee, the Board has nominated Mr. Kiani for election to the Board as the sole Class II director. If elected at the Annual Meeting, Mr. Kiani would serve until the 2018 annual meeting of stockholders and until his successor is elected and qualified or, if sooner, until his death, resignation or removal. Our Bylaws provide for a majority voting standard for uncontested elections of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “For” the nominee exceeds the number of votes cast “Against” the nominee. Under our Bylaws, in the event an incumbent nominee does not receive a majority of the votes cast for the incumbent director’s re-election, the incumbent director is required to promptly tender his resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the SEC or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.
Nominees
The Nominating and Corporate Governance Committee recommends, and the Board nominated, the following individual for election for a three-year term expiring at the 2018 Annual Meeting of Stockholders:

Nominee	Term in Office
Joe Kiani	Continuing in Office Until the 2015 Annual Meeting of the Stockholders
The nominee has agreed to serve as a director if elected. We have no reason to believe that the nominee will be unable to serve. The section titled “Board of Directors” beginning on page 10 of this Proxy Statement contains the nominee’s biography.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEE NAMED ABOVE.
The following directors will remain in office until the date specified below:

Current Directors	Class and Remaining Term in Office
Jack Lasersohn	Class III - Continuing in Office Until the 2016 Annual Meeting of the Stockholders
Craig Reynolds	Class III - Continuing in Office Until the 2016 Annual Meeting of the Stockholders
Steve J. Barker, M.D., Ph.D.	Class I - Continuing in Office Until the 2017 Annual Meeting of the Stockholders
Sanford Fitch	Class I - Continuing in Office Until the 2017 Annual Meeting of the Stockholders

| 2015 Proxy Statement

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending January 2, 2016, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
Grant Thornton was appointed as our independent registered public accounting firm in July 2006 and has reported on our consolidated financial statements for years 2005-2015. The decision to select Grant Thornton as our independent registered public accounting firm for fiscal year 2015 (ending January 2, 2016) was recommended by our Audit Committee and approved by our Board.
Representatives of Grant Thornton are expected to be present at the Annual Meeting. The representatives of Grant Thornton will be able to make a statement at the meeting if they wish and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require that our stockholders ratify the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of Masimo and our stockholders.
Although our stockholders are not required to ratify the selection of Grant Thornton as our independent registered public accounting firm, because we have submitted the ratification of our registered public accounting firm for approval by stockholders, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending January 2, 2016.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
OUR FISCAL YEAR ENDING JANUARY 2, 2016.

| 2015 Proxy Statement

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in this Proxy Statement in the section titled “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement, and the compensation tables beginning on page 33 of this Proxy Statement, and any related narrative discussion contained in this Proxy Statement.
Masimo demonstrated many important financial achievements during fiscal 2014 including an increase of 7.6% in product revenues, a 6.0% growth in rainbow revenue and a 9.0% increase in OEM board and Masimo device unit shipments. Throughout 2014, we continued to introduce a variety of exciting new products which we believe will continue to allow Masimo to be able to expand our growing worldwide presence as the result of our continuing ability to introduce new technologies and products.
For fiscal 2014, our Return on Equity, measured by net income divided by the average stockholders’ equity, continued to be very strong at 22.9%. In addition, the Company repurchased approximately 4.5 million shares totaling approximately $102.5 million during fiscal 2014, returning approximately 107% of its fiscal 2014 cash generated from business operations to stockholders. Over the last five years, the Company has returned approximately 98% of its cash generated from business operations to stockholders through a combination of dividends and stock repurchases.
Our compensation decisions for 2014 were based on the financial and operational goals that we had established at the start of the year. Our strong fiscal 2014 product revenue and earnings per share results (excluding certain fourth quarter special charges), yielded a 100% payout percentage for the CEO and a 100% payout percentage for the other NEOs.
In September 2012, the Compensation Committee retained the services of FW Cook, a nationally recognized independent compensation consulting firm, to advise it on, among other things: (i) say-on-pay voting considerations; (ii) CEO compensation analysis; (iii) pay for performance analysis; and (iv) long-term incentive alternatives. The Compensation Committee continues to work with FW Cook on the Compensation Committee’s evaluation of these and other compensation related topics to serve the best interests of the Company and its stockholders. See page 38 of this Proxy Statement for further discussion of some of the steps being taken by the Compensation Committee to address stockholder concerns over executive compensation.
As a result of these factors, the Compensation Committee believes that the compensation plans and objectives are appropriately incentivizing the members of the executive management team and that the plans in place will be sufficient to continue to incentivize the entire management team going forward. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
In light of the above, we believe that the compensation of our named executive officers for fiscal 2014 was appropriate and reasonable and reflected the Company’s performance for the year.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Masimo Corporation approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.”

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While this stockholder vote on executive compensation is merely advisory and will not be binding upon us or the Board or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DESCRIBED IN THIS PROXY STATEMENT

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth information as of March 20, 2015, with respect to the beneficial ownership of shares of our common stock by:

•	each person or group known to us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of March 20, 2015. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 52,814,778 shares of common stock outstanding as of March 20, 2015, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 19, 2015, which is 60 days after March 20, 2015. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class(1)
Named Executive Officers and Directors:
Joe Kiani(2)	6,700,114	12.3%
Mark de Raad(3)	326,660	*
Rick Fishel(4)	228,192	*
Yongsam Lee(5)	309,000	*
Anand Sampath(6)	184,000	*
Steven J. Barker, Ph.D., M.D.(7)	206,000	*
Robert Coleman, Ph.D.(8)	206,200	*
Sanford Fitch(9)	144,000	*
Jack Lasersohn(10)	107,000	*
Craig Reynolds(11)	20,000	*
Total Shares Held By Current Executive Officers and Directors (13 persons)(12)	8,822,625	15.7%
5% Stockholders:
Joe Kiani(2)	6,700,114	12.3%
BlackRock, Inc.(13)	5,360,456	10.1%
Janus Capital Management LLC(14)	4,841,042	9.2%
The Vanguard Group(15)	3,160,415	6.0%
Camber Capital Management, LLC(16)	2,850,000	5.4%

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___________

*	Less than one percent.

(1)
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of shares of common stock outstanding as of March 20, 2015, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 20, 2015.

(2)
Comprised of 719,241 shares held directly, 2,550,291 shares held in one trust for which Mr. Kiani is the sole trustee, 1,791,209 shares held in three trusts for which Mr. Kiani is not the trustee, 9,000 shares held by an immediate family member of Mr. Kiani, 10,373 shares held for Mr. Kiani’s account under our Retirement Savings Plan and options to purchase 1,620,000 shares of common stock that are exercisable within 60 days after March 20, 2015. As of March 20, 2015, an aggregate of 1,432,209 shares of common stock owned by the Kiani Family Remainder Trust and beneficially owned by Mr. Kiani were pledged as collateral for a personal loan issued to the trustee of the Kiani Family Remainder Trust. See “Hedging and Pledging Policies” above.

(3)
Comprised of 2,660 shares held for Mr. de Raad’s account under our Retirement Savings Plan and options to purchase 324,000 shares of common stock that are exercisable within 60 days after March 20, 2015.

(4)	Comprised of 52,000 shares of common stock held directly and options to purchase 176,192 shares of common stock that are exercisable within 60 days after March 20, 2015.

(5)	Comprised of 165,000 shares of common stock held directly and options to purchase 144,000 shares of common stock that are exercisable within 60 days after March 20, 2015.

(6)	Comprised of options to purchase 184,000 shares of common stock that are exercisable within 60 days after March 20, 2015.

(7)	Comprised of 40,000 shares of common stock held directly and options to purchase 166,000 shares of common stock that are exercisable within 60 days after March 20, 2015.

(8)	Comprised of 70,200 shares of common stock held directly and options to purchase 136,000 shares of common stock that are exercisable within 60 days after March 20, 2015.

(9)	Comprised of 61,000 shares of common stock held directly and options to purchase 83,000 shares of common stock that are exercisable within 60 days after March 20, 2015.

(10)	Comprised of 1,000 shares of common stock held directly and options to purchase 106,000 shares of common stock that are exercisable within 60 days after March 20, 2015.

(11)	Comprised of options to purchase 20,000 shares of common stock that are exercisable within 60 days after March 20, 2015..

(12)
Comprised of shares included under “Named Executive Officers and Directors”, 1,000 shares of common stock held directly by one of our other executives, 459 share of common stock held for one of our other executive’s account under our Retirement Savings Plan and options to purchase an aggregate of 374,000 shares of common stock held by three of our other executive officers that are exercisable within 60 days after March 20, 2015.

(13)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on March 10, 2015, reporting that it had sole dispositive power with respect to an aggregate of 5,360,456 shares in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. BlackRock’s address is 55 East 52nd Street, New York, New York 10022.

(14)
Janus Capital Management LLC (“Janus”) filed a Schedule 13G/A on February 18, 2015, reporting that it had sole voting and dispositive power with respect to an aggregate of 4,841,042 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act and as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. Janus’ address is 151 Detroit Street, Denver, Colorado 80206.

(15)
The Vanguard Group (“Vanguard”) filed a Schedule 13G on February 11, 2015, reporting that it had sole voting power with respect to 3,101,012 shares and shared dispositive power with respect to 59,403 shares, for an aggregate total of 3,160,415 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(16)
Camber Capital Management, LLC (“Camber”) filed a Schedule 13G on November 10, 2014, reporting that it has no sole dispositive power, and has shared dispositive power with respect to 2,850,000 shares in its capacity as an

| 2015 Proxy Statement

investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Camber’s address is 101 Huntington Avenue, Suite 2550, Boston, MA 02199.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth additional information as of January 3, 2015 with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of January 3, 2015. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	9,955,837	$23.59	5,758,981	(2)
Equity compensation plans not approved by security holders(3)	—	—	—
Total	9,955,837	$23.59	5,758,981
___________

(1)
Comprised of the Third Amended and Restated 1996 Incentive Stock Option Nonqualified Stock Option and Restricted Stock Purchase Plan, the 2004 Incentive Stock Option Nonqualified Stock Option and Restricted Stock Purchase Plan and the 2007 Stock Incentive Plan (the “2007 Plan”).

(2)
Comprised solely of shares subject to awards available for future issuance under the 2007 Plan. Pursuant to the terms of the 2007 Plan, the share reserve of the 2007 Plan will automatically increase on the first day of each fiscal year, through fiscal 2017, by three percent of the aggregate number of shares of our common stock outstanding as of the last day of the immediately preceding fiscal year, or such lesser amount, including zero, determined by our Board or our Compensation Committee prior to the commencement of the fiscal year.

(3)	As of January 3, 2015, we did not have any equity compensation plans that were not approved by our stockholders.
SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 3, 2015, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, other than an amended Form 4 filed on behalf of Mr. Fitch in January 2014.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS
Related Person Transactions Policy and Procedures
We adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of transactions with related persons. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) and any “related person” were, are or will be participants involving an amount that exceeds $120,000. For purposes of the policy, a related person is:

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any person who is or was a director or executive of ours since the beginning of our immediately preceding fiscal year or an immediate family member of, or person sharing a household with, any of the foregoing individuals;

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any person known by us to be the beneficial owner of more than five percent of any class of our outstanding voting securities or, if the beneficial owner is an individual, an immediate family member of, or person sharing a household with, any of the foregoing individuals; and

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any firm, corporation or other entity in which any of the foregoing individuals is employed or is a general partner or principal or in a similar position, or in which any of the foregoing individuals has a five percent or greater beneficial interest.

Under the policy, prior to entering into a related person transaction, our legal department must present information regarding the proposed related person transaction to our Nominating, Compliance and Corporate Governance Committee for approval at its next regularly scheduled meeting (or, where our legal department, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to or desirable to wait until the next meeting of the Nominating, Compliance and Corporate Governance Committee, to the Chairperson of our Nominating, Compliance and Corporate Governance Committee, who is authorized under the policy to act on behalf of the Nominating, Compliance and Corporate Governance Committee with respect to matters covered by the policy between meetings of the Nominating, Compliance and Corporate Governance Committee).
To identify proposed related person transactions in advance, our legal department relies on information supplied by our directors, executive officers or our business unit or function/department leader responsible for the proposed related person transaction. In considering related person transactions, the Nominating, Compliance and Corporate Governance Committee (or the Chairperson of the Nominating, Compliance and Corporate Governance Committee) takes into account all relevant facts and circumstances related to the proposed transaction. In the event a member of the Nominating, Compliance and Corporate Governance Committee, or any immediate family member or affiliate of a member of the Nominating, Compliance and Corporate Governance Committee is the related person, such member of the Nominating, Compliance and Corporate Governance Committee is prohibited from participating in any review, consideration or approval of the related person transaction. The policy requires that the Nominating, Compliance and Corporate Governance Committee will only approve a related person transaction if it determines that the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders.
Under the policy, the following related person transactions are deemed to be pre-approved by the Nominating, Compliance and Corporate Governance Committee regardless of the amount involved:

•	employment and compensation of our executive officers, subject to certain exceptions;

•	compensation of our directors, subject to certain exceptions;

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certain transactions between us and an unrelated third party entity in which the related person’s only relationship with the third party is as an employee (other than an executive officer), director or beneficial owner of less than 10% of the other entity’s shares, subject to certain limitations;

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•	certain contributions to the Masimo Foundation and certain other charitable contributions; and

•	transactions in which all of our security holders receive the same benefit on a pro rata basis.
The policy also permits our Nominating, Compliance and Corporate Governance Committee to ratify, amend, rescind or terminate any related person transaction that is not pre-approved in accordance with the terms above.
Transactions with Related Persons
The following is a description of transactions or series of transactions since December 28, 2013, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation—Employment Contract and Severance Arrangements” above.
Cercacor Laboratories, Inc.
Cercacor Laboratories, Inc. (“Cercacor”) is an independent entity spun off from us to our stockholders in 1998. Joe Kiani, our Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of Cercacor. Mr. Lasersohn, a member of our Board, was a member of the board of directors of Cercacor during fiscal 2014. We are a party to a cross-licensing agreement with Cercacor, which was amended and restated effective January 1, 2007 (the “Cross-Licensing Agreement”), that governs each party’s rights to certain of the intellectual property held by the two companies. To date, Masimo has developed and commercially released devices that measure carbon monoxide, methemoglobin and hemoglobin using licensed rainbow® technology. In December 2013, Masimo exercised its right to acquire the licensing rights to five additional parameters at a predetermined cost of $0.5 million per license. Pursuant to the Cross-Licensing Agreement, we are currently subject to certain specific minimum royalty payment obligations of $5.0 million per year. Actual aggregate royalty payment liabilities were $5.5 million for fiscal 2014. The Company has also entered into a Services Agreement with Cercacor effective January 1, 2007, which governs certain general and administrative services the Company provides to Cercacor. Pursuant to the Services Agreement, Cercacor paid the Company $0.2 million for general and administrative services related to fiscal 2014. In addition, to accelerate the development of the technology and product development supporting our Pronto-7® device, in February 2009, Masimo agreed to reimburse Cercacor for all third-party engineering materials and supplies expenses related to Pronto-7® development and 50% of Cercacor’s total engineering and engineering-related payroll expenses. Beginning in 2012, due to a revised estimate of the support required by Masimo to complete the various total hemoglobin related projects, Masimo’s Board approved an increase in the percentage of Cercacor’s total engineering and engineering related payroll expenses funded by Masimo from 50% to 60%. For fiscal 2014, the total funding for these additional Cercacor expenses was $3.1 million. This arrangement was discontinued by mutual agreement effective January 4, 2015.
Prior to our initial public offering in August 2007, our stockholders owned approximately 99.9% of the outstanding capital stock of Cercacor, and we believe that as of March 20, 2015, a number of stockholders of Cercacor continued to own shares of our common stock. Mr. Kiani is the only stockholder of Cercacor who owns 5% or more of Masimo’s outstanding voting stock.
Indemnification Agreements with Directors and Executive Officers
We have entered into indemnity agreements with our directors and executive officers under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We

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believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.
Registration Rights
Pursuant to our Fifth Amended and Restated Registration Rights Agreement dated September 14, 1999, certain stockholders affiliated with one of our directors, Mr. Lasersohn, have the right in specified circumstances to require us to register their shares under the Securities Act of 1933, as amended, for resale to the public. Generally, we are required to bear all registration and selling expenses incurred in connection with any registration required by these stockholders, other than underwriting discounts and commissions. We are also required to bear the reasonable fees and expenses of one counsel for the selling stockholders in each registration.
HOUSEHOLDING
A copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, as filed with the SEC on February 17, 2015 (the “Form 10-K”), which is our 2014 annual report, is being mailed to you along with this Proxy Statement. We are sending only one annual report and proxy statement to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if you are residing at such an address and wish to receive a separate annual report or proxy statement in the future, you may request them by calling our Corporate Secretary at (949) 297-7000, or by submitting a request in writing to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, and we will promptly deliver a separate annual report and proxy statement to you. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Corporate Secretary in the same manner described above.
ANNUAL REPORT ON FORM 10-K
A copy of our Form 10-K is available without charge upon written request to Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2015:

The Proxy Statement, the Form 10-K and the Proxy Card are available at:
www.investorvote.com/MASI

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OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Chairman & Chief Executive Officer
May 4, 2015
You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or submit your proxy through the Internet or by telephone as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you wish to submit your proxy by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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Directions to the Annual Meeting of Stockholders of Masimo Corporation
Masimo Corporation
40 Parker
Irvine, California 92618
(949) 297-7000

From the North (Los Angeles/Long Beach/John Wayne Airport)
Take 405 Fwy South. Exit Bake Parkway
Turn Left on BAKE PKWY go 2.84 miles
Turn Left on IRVINE BLVD/TRABUCO RD—go 0.20 miles
Turn Right on PARKER—go 0.10 miles
Arrive at 40 PARKER, IRVINE, on the Left
From the South (San Diego and points South of Irvine)
Take 5 Fwy North. Exit Bake Parkway
Turn Right on BAKE PKWY go 2.84 miles
Turn Left on IRVINE BLVD/TRABUCO RD—go 0.20 miles
Turn Right on PARKER—go 0.10 miles
Arrive at 40 PARKER, IRVINE, on the Left
From the East (Riverside County)
Take the 91 Fwy West or the 55 Fwy South
Take 5 Fwy South. Exit Bake Parkway
Turn Left on BAKE PKWY go 2.84 miles
Turn Left on IRVINE BLVD/TRABUCO RD—go 0.20 miles
Turn Right on PARKER—go 0.10 miles
Arrive at 40 PARKER, IRVINE, on the Left

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on May 31, 2015

Vote by Internet • Go to www.envisionreports.com/MASI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
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THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR IN PROPOSAL NO. 1, FOR THE APPROVAL OF PROPOSAL NO. 2 AND FOR THE APPROVAL OF PROPOSAL NO. 3.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Proposals
The Board of Directors recommends a vote FOR each of the following proposals:

		For	Against	Abstain
1.	Election of Class II Director:
	01 -Mr. Joe Kiani	☐	☐	☐
2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐
3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment of postponement thereof.
This proxy is governed by the laws of the State of Delaware.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder must sign. If the signer is a corporation, please give the full corporate name and have a duly authorized officer sign, stating his or her title. If the signer is a partnership, please sign in the partnership’s name by an authorized person.

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Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
01GPJD
You can view the Annual Report and Proxy Statement on the Internet at www.masimo.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
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Proxy — MASIMO CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2015 MASIMO CORPORATION
40 PARKER, IRVINE, CALIFORNIA 92618
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Joe Kiani and Mark de Raad, and each of them, with full power of substitution as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Masimo Corporation, a Delaware corporation (“Masimo”), to be held at Masimo’s principal executive offices at 40 Parker, Irvine, California 92618, on June 2, 2015, at 2:00 p.m. local time, or any adjournment or postponement thereof, and to vote the number of shares of Masimo’s capital stock that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as specified on the reverse side.

Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+

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